                                                                 EXHIBIT 10.1



                           REVOLVING CREDIT AGREEMENT


                         DATED AS OF SEPTEMBER 26, 1997


                                  BY AND AMONG


                                S3 INCORPORATED,


                            THE LENDERS NAMED HEREIN,


               COMERICA BANK - CALIFORNIA, AS ADMINISTRATIVE AGENT

                                       AND


                   FLEET NATIONAL BANK, AS DOCUMENTATION AGENT

                           REVOLVING CREDIT AGREEMENT


        THIS REVOLVING CREDIT AGREEMENT is entered into as of September 26, 1997, by and among S3 INCORPORATED, a Delaware corporation (the "Borrower"), the Lenders (as defined below), COMERICA BANK - CALIFORNIA, not in its individual capacity, but solely in its capacity as the Agent, and FLEET NATIONAL BANK, not in its individual capacity, but solely in its capacity as the Documentation Agent.

                                    RECITALS

        A. The Borrower desires to obtain from the Lenders a revolving credit facility in the aggregate principal amount of up to Seventy-Five Million Dollars ($75,000,000) outstanding at any time for the limited purposes as more particularly described below; and

        B. The Lenders have agreed to make such credit available to the Borrower, but only upon the terms and subject to the conditions hereinafter set forth and in reliance on the representations and warranties set forth herein.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

        1.1 DEFINED TERMS. As used herein, the following terms have the following meanings:

        "Accounts" means any "account," as such term is defined in Section 9106 of the UCC, now owned or hereafter acquired by the Borrower or any of its Approved Subsidiaries and, in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, documents or instruments) now owned or hereafter received or acquired by or belonging or owing to the Borrower or any of its Approved Subsidiaries (including, without limitation, under any trade name, style or division thereof) arising out of goods sold or services rendered by the Borrower or any of its Approved Subsidiaries, and all monies due or to become due to the Borrower or any of its Approved Subsidiaries under all purchase orders and contracts for the sale of goods or the performance of services or both by the Borrower or any of its Approved Subsidiaries (whether or not yet earned by performance on the part of the Borrower or any of its Approved Subsidiaries or in connection with any other transaction), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of purchase orders and contracts, and without duplication all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing.


                                       1.

        "Acquisition" means any transaction, or any series of related transactions, by which the Borrower or any of its Subsidiaries directly or indirectly (a) acquires all or substantially all of any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the stock of a corporation having ordinary voting power for the election of directors of such corporation, or (c) acquires control of fifty percent (50.0%) or more of the ownership interest in any partnership, limited liability company or joint venture.

        "Adjusted LIBOR" means, for each Interest Period in respect of LIBOR Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) determined pursuant to the following formula:

                                           LIBOR
               Adjusted LIBOR= ----------------------------------
                               1.00-Eurodollar Reserve Percentage

The Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

        "Affiliate" means, with respect to any Person, each other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan or Employee Benefit Plan). A Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power (i) to vote fifteen percent (15%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managing members or
(ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Agent" means Comerica Bank - California, not when acting in its individual capacity, but solely when acting in its capacity as the administrative agent under this Agreement or any of the other Loan Documents, and any successor administrative agent.

        "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify in accordance with SECTION 12.4.

        "Agent-Related Persons" means the Agent and any successor agent, appointed to the terms hereof, together with their respective Affiliates, and the officers, directors, employees and attorneys-in-fact of such Persons.

        "Aggregate Commitments" means the combined Commitments of the Lenders in the aggregate principal amount of Seventy-Five Million Dollars ($75,000,000), as such may be reduced from time to time pursuant to this Agreement.


                                       2.

        "Agreement" means this Revolving Credit Agreement, including all amendments, modifications and supplements hereto and all appendices, exhibits and schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect from time to time.

        "Applicable Margin" means 1.00% in the case of LIBOR Loans.

        "Approved Subsidiary" means, at any time, any Material Subsidiary which
(a) Requisite Lenders have approved in their sole and absolute discretion and
(b) the Bermuda Subsidiary after Requisite Lenders shall have approved Borrower's Investment therein as specified in SECTION 7.2(G).

        "Asset Sale" means the sale by the Borrower or any of its Subsidiaries, or by any successor in interest (including a debtor in possession or trustee under the Bankruptcy Code), to any Person other than the Borrower or any of its wholly-owned Subsidiaries of (i) any of the Stock or other equity interests of any of the Borrower's Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (iii) any other assets (including, without limitation, any assets that do not constitute substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries); provided that "Asset Sale" shall not include (y) any sale of capital assets to the extent such sale constitutes the sale of obsolete or worn out equipment of the Borrower or its Subsidiaries under clause (iii) above if, after the delivery of written notice by the Borrower to the Agent (which delivery shall occur promptly after the Borrower or such Subsidiary's agreeing to make such sale) of the Borrower's or such Subsidiary's intent to reinvest or cause the reinvestment of such proceeds in accordance with this clause (y), such Net Cash Proceeds of such sale are reinvested by the Borrower or such Subsidiary within the ninety (90) day period immediately following such sale in capital assets of a type similar to those sold and (z) the sale in the ordinary course of business of personal property held for resale in the ordinary course of business of the Borrower or any of its Subsidiaries or liquidation sales of any discontinued, discounted or obsolete Inventory conducted in the ordinary course of business by the Borrower or any of its Subsidiaries.

        "Attorney Costs" means all reasonable fees and disbursements of any law firm or other external counsel to the Agent or the Documentation Agent.

        "Bankruptcy Code" means the Bankruptcy Code of 1978, as amended, as codified under Title 11 of the United States Code, and the Bankruptcy Rules promulgated thereunder, as the same may be in effect from time to time.

        "Base Rate" means for any day, the higher of (a) the per annum floating rate established by Comerica as its "prime rate" for domestic (United States of America) commercial loans in effect on such day, and (b) one-half percent (0.50%) in excess of the Federal Funds Rate in effect on such day. Comerica's prime rate is a rate set by Comerica based upon various factors, including Comerica's costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index nor necessarily the lowest or


                                       3.

best rate of interest actually charged by Comerica at any given time to any customer or particular class of customers for any particular credit extension. Comerica may make commercial or other loans at rates of interest at, above or below its prime rate. Each change in the Base Rate shall result in a corresponding change in the interest rate charged on any Base Rate Loan.

        "Base Rate Loans" means any and all of the Loans bearing interest at the Base Rate.

        "Bermuda Subsidiary" has the meaning set forth in SECTION 7.2(G).

        "Board of Directors" means the board of directors of the Borrower or any committee of the board of directors of the Borrower authorized with respect to any particular matter to exercise the power of the board of directors of the Borrower.

        "Borrowing" means a borrowing under this Agreement consisting of Loans made to the Borrower on the same day by the Lenders pursuant to SECTION 2.

        "Borrowing Base" means an amount equal to the lesser of (i) eighty percent (80.0%) of Eligible Accounts, or (ii) the Aggregate Commitments.

        "Borrowing Base Certificate" means a certificate with appropriate insertions setting forth the components of the Borrowing Base in detail satisfactory to the Agent, which certificate shall be substantially in the form set forth in EXHIBIT B and certified by the chief financial officer or controller of the Borrower.

        "Borrowing Notice" means a notice given by the Borrower to the Agent in accordance with SECTION 2.5, substantially in the form of EXHIBIT C.

        "Business Day" means any day which is not a Saturday, Sunday or a legal holiday under the laws of the State of California or Massachusetts or is not a day on which banking institutions located in the State of California are authorized or required by law or other governmental action to close; except that if any determination of a "Business Day" shall relate to a LIBOR Loan, the term "Business Day" shall in addition exclude any day which is not a Eurodollar Banking Day.

        "Capital Expenditures" means all payments made for Acquisitions or for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP, including Capital Lease Obligations.

        "Capital Lease" means, as to any Person, any lease of any Property by such Person as lessee that is, or should be in accordance with Financing Accounting Standards Board Statement No. 13, classified and accounted for as a "capital lease" on the balance sheet of such Person prepared in accordance with GAAP.

        "Capital Lease Obligation" means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance



                                       4.

sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

        "Cash Equivalents" has the meaning set forth in SECTION 7.2(B).

        "Change of Control" means the occurrence after the date of this Agreement of: (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing greater than 50% of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; (ii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which, upon consummation, will result in its or their acquisition of, or control over, securities of the Borrower (or other securities convertible into such securities) representing greater than 50% of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (iii) during any twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

        "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges or claims, in each case then due and payable by the Borrower or any of the Borrower's Subsidiaries, upon or relating to (a) the Loans hereunder, (b) any of their employees, payroll, income or gross receipts, (c) any of their ownership or use of any of their respective assets or (d) any other aspect of their respective businesses.

        "Closing" means the time at which each of the conditions precedent set forth in SECTION 4 to the making of the first Loan hereunder shall have been duly and completely satisfied by the Borrower or waived by all Lenders in their sole and absolute discretion; provided, however, that in the event that the Closing does not occur on or before September 30, 1997, 10:00 a.m., San Jose, California time, this Agreement shall be immediately void and the Lenders shall have no obligations hereunder.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended, the Treasury Regulations adopted thereunder and the Treasury Regulations proposed thereunder, as the same may be in effect from time to time.

        "Comerica" means Comerica Bank - California.

        "Commitment" means, as to each Lender, the amount set forth on SCHEDULE
1.0 next to such Lender's name, as such may be amended from time to time in accordance with this Agreement.

        "Compliance Certificate" means a certificate signed by the Borrower's chief financial


                                       5.

officer, substantially in the form set forth in EXHIBIT D, with such changes therein as the Agent from time to time reasonably may request for the purpose of having such certificate disclose the matters certified therein and the method of computation thereof.

        "Consolidated Effective Tangible Net Worth" means, as at any date of determination, an amount equal to (a) the Consolidated Net Worth of the Borrower and its Subsidiaries plus (b) Subordinated Debt minus (c) an amount equal to the book value of the Borrower's interest in the joint ventures between the Borrower and United Microelectronics Corporation reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1997.

        "Consolidated Leverage Ratio" means the ratio of (a) Consolidated Total Liabilities minus Subordinated Debt to (b) Consolidated Effective Tangible Net Worth.

        "Consolidated Net Worth" means, with respect to a Person, on a consolidated basis, as at any date of determination, the difference between Consolidated Total Assets and Consolidated Total Liabilities.

        "Consolidated Total Assets" means, with respect to a Person, on a consolidated basis, as at any date of determination, all assets of such Person, as determined and computed in accordance with GAAP.

        "Consolidated Total Liabilities" means, with respect to a Person, on a consolidated basis, as at any date of determination, all liabilities of such Person, as determined and computed in accordance with GAAP.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, capital stock purchases, capital contributions or otherwise), or to maintain the solvency of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person's liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).


                                       6.

        "Conversion/Continuation Notice" means a notice given by the Borrower to the Agent in accordance with SECTION 2.6, substantially in the form of EXHIBIT E, with appropriate insertions.

        "Designated Deposit Account" means a demand deposit account maintained by the Borrower in the State of California with Comerica or such other financial institution as the Borrower from time to time shall designate by written notice to the Agent.

        "Documentation Agent" means FLEET NATIONAL BANK, not in its individual capacity, but solely when acting in its capacity as the documentation agent under this Agreement or any of the other Loan Documents, and any successor documentation agent.

        "Dollars" and "$" means the lawful money of the United States of America.

        "Due Inquiry" means a review of relevant records in Borrower's or its Subsidiaries' possession and inquiry of appropriate employees, officers and directors.

        "Eligible Accounts" means, at any time, the aggregate of the Borrower's and each Approved Subsidiary's Accounts, net of any credit balances, excluding, however, without double counting (a) all Accounts of the Borrower or the Approved Subsidiaries in respect of which full payment has not been received within ninety (90) days of the invoice date; (b) all Accounts as to which the goods, merchandise or other personal property or the rendition of services has not been fully and completely delivered or performed; (c) all Accounts against which the account debtor or any other Person obligated to make payment thereon asserts any defense, offset, counterclaim or other right to avoid or reduce the liability represented by such Accounts; (d) all Accounts as to which the account debtor or other Person obligated to make payment thereon is insolvent, subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of creditors; (e) all Accounts in which the Borrower or the Approved Subsidiaries or an Affiliate of the Borrower or the Approved Subsidiaries is the account debtor; (f) all Accounts for any account debtor to the extent the Accounts of such account debtor comprise twenty-five percent (25.0%) or more of the Borrower's and the Approved Subsidiaries' total Accounts but only to the extent such Accounts exceed twenty-five percent (25.0%) of such total Accounts;
(g) all Accounts with respect to which the account debtor is a Governmental Authority, except to the extent the account debtor is the United States of America or any department, agency or instrumentality of the United States of America and the Borrower complies with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 203 et. seq.); (h) all Accounts with respect to which the account debtor is not domiciled in the United States of America; (i) in the event twenty-five percent (25.0%) or more of the Accounts of any account debtor shall be deemed ineligible under clause (a), above, all accounts of such account debtor; (j) all Accounts as to which no invoice has been sent to the account debtor or remain otherwise unbilled; (k) all Accounts the actual amount of which is subject to negotiation before the Account is reduced to a sum certain; and
(l) any Account as to which the credit standing of the account debtor or other Person obligated to make payment thereon is unacceptable to the Agent or Requisite Lenders or as to which the Agent or Requisite Lenders, in their reasonable discretion, determine that the ability of the account debtor or other Person obligated to make payment is otherwise impaired.




                                       7.

        "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having a combined capital and surplus of $100,000,000; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (c) the central bank of any country which is a member of the OECD; (d) a finance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of $100,000,000; (e) an insurance company organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of $100,000,000; (f) any Lender party to this Agreement; (g) any Affiliate of a Lender and (h) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld; provided, however, that an Affiliate of the Borrower shall not qualify as an Eligible Assignee.

        "Employee Benefit Plan" means any Pension Plan and any employee welfare benefit plan, as defined in Section 3(1) of ERISA, that is maintained for the employees of the Borrower or any ERISA Affiliate of the Borrower.

        "Environmental Laws" has the meaning set forth in SECTION 5.19 below.

        "Environmental Complaint" has the meaning set forth in SECTION 5.19 below.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, as the same may be in effect from time to time, and any successor statute.

        "ERISA Affiliate" means, as applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

        "Eurodollar Banking Day" means any day on which dealings in dollar deposits are conducted by and among banks in the London Interbank Market.

        "Eurodollar Reserve Percentage" means the reserve percentage, if any, (expressed as a decimal, rounded upward to the nearest 1/100th of one percent (0.01%)) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period.




                                       8.

        "Event of Default" means the occurrence of any of the events set forth in SECTION 9.1.

        "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m., New York City time, on that day by each of three leading brokers of federal funds transactions in New York City selected by the Agent.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System and any successor thereto.

        "Fiscal Quarter" means each fiscal quarter of the Borrower ending on each March 31, June 30, September 30 and December 31.

        "Fiscal Year" means each fiscal year of the Borrower ending on December 31.

        "Funding Date" means with respect to any proposed Borrowing hereunder, the date funds are advanced to Borrower for any Loan.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Persons as may be approved by the significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "Governmental Authority" means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

        "Hazardous Materials" means, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation




                                       9.

and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule, or regulation.

        "Indebtedness" means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, including, without limitation, all of such indebtedness outstanding under this Agreement and any of the other Loan Documents, (b) all Capital Lease Obligations of such Person, (c) to the extent of the outstanding indebtedness thereunder, any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any obligation of such Person of the nature described in clauses (a), (b), (c) or (d), above, that is secured by a Lien on assets of such Person and which is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person to reimburse the issuer of any letter of credit issued for the account of such Person upon which a draw has been made, (h) all obligations of such Person to a counterparty under any Rate Contract, (i) all Contingent Obligations of such Person, and (j) all Off Balance Sheet Liabilities.

        "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of case (a) and (b) undertaken under federal, state or foreign law, including the Bankruptcy Code.

        "Interest Differential" means, with respect to any prepayment of a LIBOR Loan on a day other than an Interest Payment Date on which such LIBOR Loan matures, the difference between (a) the per annum interest rate payable with respect to such LIBOR Loan as of the date of the prepayment and (b) the Adjusted LIBOR on, or as near as practicable to, the date of the prepayment for a LIBOR Loan commencing on such date and ending on the last day of the applicable Interest Period. The determination of the Interest Differential by Agent shall constitute a rebuttable presumption of the accuracy thereof.

        "Interest Payment Date" means, with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, the last Business Day of each Fiscal Quarter and each date a Base Rate Loan is converted into a LIBOR Loan; provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, interest shall also be paid on the date which falls three (3) months after the beginning of such Interest Period.

        "Interest Period" means, as to any LIBOR Loan, the period commencing on the date of


                                       10.

such LIBOR Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, in each case as the Borrower may elect; provided, however, that (a) no Interest Period shall end later than the Revolving Credit Maturity Date, (c) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day and (d) interest shall accrue from and including the first Business Day of an Interest Period to but excluding the last Business Day of such Interest Period.

        "Interest Rate Determination Date" means the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

        "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of Stock or other securities of any other Person or by means of lease, loan or advance (other than advances to employees for moving or travel expenses, drawing accounts and similar expenditures in the ordinary course of business), capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be determined and computed in accordance with GAAP.

        "Investment Company Act" means the Investment Company Act of 1940, as amended (15 U.S.C. Section 80a-1 et seq.), as the same may be in effect from time to time, or any successor statute thereto.

        "IRS" means the Internal Revenue Service and any successor thereto.

        "Issuing Bank" means Comerica or such other Lender as shall replace Comerica, with the consent of Requisite Lenders, as the Lender designated to issue Letters of Credit for the account of the Borrower pursuant to the terms and conditions of this Agreement.

        "Lenders" means the financial institutions which have executed signature pages to this Agreement and such other Assignee financial institutions as shall hereafter execute and deliver an Assignment and Acceptance with respect to all or any portion of the Commitments and the Loans advanced and maintained pursuant to the Commitments, in each case pursuant to and in accordance with SECTION 11.2.

        "Letter of Credit" has the meaning set forth in SECTION 2.1.1(G).

        "Letter of Credit Application" means an application given by the Borrower to the Issuing Bank in the Issuing Bank's standard form, with appropriate insertions.

        "Letter of Credit Commitment" means an amount equal to Twenty-Five Million Dollars ($25,000,000), which amount is a sublimit of, and not in addition to, the Aggregate Commitments of the Lenders, as such may be reduced from time to time pursuant to this


                                       11.

Agreement.

        "Letter of Credit Undrawn Amount" means the stated but undrawn amount of any issued and outstanding Letters of Credit.

        "Leverage Ratio" means, on a consolidated basis for the Borrower and its Subsidiaries, as measured quarterly as at the last day of each Fiscal Quarter, the ratio of (a) Consolidated Total Liabilities to (b) Consolidated Net Worth.

        "LIBOR" means, with respect to any LIBOR Loan, the London Inter-Bank Offered Rate (determined solely by the Agent) at which United States Dollar deposits are offered to Comerica by prime banks in London, England at or about 11:00 a.m., London time, on the Interest Rate Determination Date with respect to such LIBOR Loan in an aggregate amount approximately equal to the amount of such LIBOR Loan and for a period of time comparable to the number of days in the applicable Interest Period. The determination of LIBOR by the Agent shall be conclusive in the absence of manifest error.

        "LIBOR Loan" means any and all of the Loans bearing interest at a rate determined on the basis of LIBOR.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any Property, including any agreement to grant or right to acquire any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of or agreement to file or deliver any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

        "Loan" in the singular and "Loans" when used in the plural means any and all of the loans advanced to the Borrower under the Revolving Credit Facility pursuant to SECTION 2.1 by the Lenders based on their respective Commitments according to their respective Pro Rata Shares, which Loan may be in the form of a Base Rate Loan or a LIBOR Loan.

        "Loan Documents" means this Agreement, the Notes, all Letters of Credit, any agreements with respect to issuance of any Letters of Credit issued for the account of the Borrower or any of its Subsidiaries, any Rate Contract between the Borrower and any Lender, and any and all other agreements, guaranties, documents and instruments heretofore, now or hereafter executed by, on behalf of or for the benefit of the Borrower or any of its Subsidiaries and delivered to the Agent or the Lenders pursuant to or in connection with this Agreement, the Loans or the transactions contemplated hereby, together with all amendments, modifications, supplements and renewals thereto or thereof.

        "Material Adverse Effect" means any set of circumstances or events which
(a) has or could reasonably be expected to have any material adverse effect upon the validity or


                                       12.

enforceability of the Borrower's obligation to repay the Loans or make any other payment required under any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of the Borrower and its Subsidiaries, taken as a whole, or to the ability of the Borrower and its Subsidiaries, taken a whole, to repay the Loans or make any other payment required under the Loan Documents, (c) materially impairs or could reasonably be expected to materially impair the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their material Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of the Agent or any Lender to enforce any of its legal remedies pursuant to the Loan Documents.

        "Material Subsidiary" means, at any time, any Subsidiary of the Borrower having at such time either (a) total (gross) revenues for the preceding four fiscal quarter period in excess of $ 15,000,000.00 or (b) total assets, as of the last day of the preceding fiscal quarter, having a net book value in excess of $20,000,000.00, in each case, based upon the Borrower's most recent annual or quarterly financial statements delivered to the Agent pursuant to SECTION 6.1(A).

        "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which the Borrower or any ERISA Affiliate of the Borrower is making, or is obligated to make, contributions or has made, or been obligated to make, contributions within the preceding five (5) years.

        "Net Cash Proceeds" means, in the case of any Asset Sale, the gross consideration, including, without limitation, any cash received by way of deferred payment pursuant to a note receivable or liquidation of any reserve or escrow account or otherwise, but only as and when so received by the Borrower or any of its Subsidiaries from any Asset Sale (other than liabilities assumed directly or indirectly by the buyer) less (i) the amount of actual liabilities for taxes reasonably anticipated by the Borrower to be attributable to such sale or other disposition, (ii) the amount of any reserves against any liabilities associated with such sale required to be retained by the Borrower or any of its Subsidiaries, as the case may be, after such sale or other disposition in conformity with GAAP (but only for the period required to be retained as a reserve), and (iii) the amount of fees and commissions payable to Persons other than the Borrower or any of its Subsidiaries, and other costs and expenses related to such sale or other disposition that are to be paid in cash.

        "Note" when used in the singular and "Notes" when used in the plural means any and all of the revolving notes dated the date of issuance, executed by the Borrower, and payable to the order of each Lender in the stated principal amount of such Lender's Commitment, substantially in the form of EXHIBIT A, and any and all replacements, extensions, substitutions and renewals thereof or therefor.

        "Obligations" means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders or the Agent, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes, without limitation, all principal, interest (including interest that


                                       13.

accrues after the commencement against the Borrower or any of its Subsidiaries under the Bankruptcy Code), fees, including, without limitation, any and all arrangement fees, closing fees, prepayment fees, commitment fees, advisory fees, agent fees and attorneys' fees and any and all other fees, expenses, costs or other sums (including Attorney Costs) chargeable to Borrower under any of the Loan Documents.

        "Off Balance Sheet Liabilities" means, with respect to the Borrower and its Subsidiaries, (i) any repurchase obligation or liability of the Borrower or any of its Subsidiaries with respect to accounts or notes receivable permitted to be sold by the Borrower or such Subsidiary pursuant to this Agreement, (ii) any repurchase obligation or other liability of the Borrower or any of its Subsidiaries with respect to Property leased by such Person pursuant to an operating lease, (iii) obligations arising with respect to any other transaction which is the functional equivalent of, or takes the place of borrowing but which does not constitute, a liability on the financial statements of the Borrower, excluding therefrom operating leases which do not require payment by or due from such Person at the scheduled termination of such operating lease or pursuant to a required purchase by such Person of the leased property.

        "Other Assets" means, as at any date of determination, the following assets of the Borrower or its Subsidiaries: (a) deferred financing costs associated with Subordinated Debt; (b) deferred royalties; (c) long term investments; (d) the Borrower's joint venture with Mission Real Estate Partnership; (e) the Borrower's investment in Floreat Inc.; (f) non-current assets in connection with technology licenses; (g) production capacity rights; and (h) all other non-current assets, including, without limitation, intangible assets.

        "Overadvance" has the meaning set forth in SECTION 2.1.1(D).

        "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

        "Pension Plan" means any employee pension benefit plan, as defined in
Section 3(2) of ERISA, that is maintained for the employees of the Borrower or any ERISA Affiliate of the Borrower, other than a Multiemployer Plan.

        "Permitted Indebtedness" has the meaning set forth in SECTION 7.3.

        "Permitted Liens" has the meaning set forth in SECTION 7.1.

        "Permitted Right of Others" means a right of others consisting of (a) an interest (other than a legal or equitable co-ownership interest in any material Property, an option or right to acquire a legal or equitable co-ownership interest in any material Property and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of any material Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Lien, and (c) the reversionary interest of a lessor under a lease of Property.

        "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or Governmental Authority.

        "Potential Event of Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

        "Principal Contracts and Joint Ventures" means the contracts and other documents setting forth Borrower's agreements in respect of either or both of its long term manufacturing capacity arrangements with United Microelectronics Corporation and Alliance Semiconductor Corporation and Taiwan Semi-Conductor Manufacturing Corporation as set forth on Schedule 1.1 hereto.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

        "Pro Rata Share" means, for any Lender, the proportion that such Lender's Commitment has to the Aggregate Commitments.

        "Public Utility Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended (15 U.S.C. Section 79 et seq.) as the same shall be in effect from time to time, and any successor statute thereto.

        "Quick Ratio" means, for the Borrower and its Subsidiaries, the ratio of
(a) the sum of cash, Cash Equivalents and Accounts (net of the provision for doubtful Accounts) divided by (b) current liabilities.

        "Rate Contract" means any interest rate or currency cap or other agreement or arrangement designed to provide protection against fluctuations in interest or currency exchange rates; provided that such agreement or arrangement does not create or give rise to any additional contingent liability for the buyer of such cap or the party to such agreement or arrangement other than the up-front premium.

        "Regulation D" means Regulation D adopted by the Federal Reserve Board (12 C.F.R. Part 204) and any other regulation in substance substituted therefor.

        "Regulations G, T, U and X" means, collectively, Regulations G, T, U and X adopted by the Federal Reserve Board (12 C.F.R. Parts 207, 220, 221 and 224, respectively) and any other regulation in substance substituted therefor.

        "Requisite Lenders" means any combination of Lenders whose combined Pro Rata Share (and voting interest with respect thereto) of all amounts outstanding under this Agreement, or, in the event there are no amounts outstanding, the Aggregate Commitments, is greater than seventy-five percent (75%) of all such amounts outstanding or the Aggregate Commitments, as the case may be.

        "Responsible Person" means any of the chief executive officer, president and chief financial officer, corporate controller or any other officer of the Borrower appointed by resolution of the Board of Directors and acceptable to Requisite Lenders, in each case having authority to request Loans hereunder.

        "Revolving Credit Availability" has the meaning set forth in SECTION 2.1.1.

        "Revolving Credit Facility" means the Seventy-Five Million Dollar ($75,000,000) revolving credit facility described in SECTION 2.1.1 to be provided by the Lenders to the Borrower according to each Lender's Pro Rata Share.

        "Revolving Credit Maturity Date" means the second anniversary of the date of this Agreement or, if such date is not a Business Day, the next preceding Business Day.

        "Rights of Others" means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any such right, title or other interest in or with respect to that Property.

        "SEC" means the Securities and Exchange Commission and any successor thereto.

        "Sobrato Lease" means the Mission Real Estate Limited Partnership Agreement dated as of 11/28/95 by and among Sobrato Interest III, a California limited partnership, as general partner and, the Borrower.

        "Solvent" has the meaning set forth in SECTION 5.8.

        "Stock" means all shares, options, warrants, interests, participation or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

        "Subordinated Debt" means at any time all Indebtedness of the Borrower subordinate in right of payment to the Obligations of the Borrower to the Lenders hereunder, the terms of which shall have been approved in writing by Requisite Lenders.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person, or a combination thereof.

        "Termination Event" means (a) a "reportable event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provision for 30-day notice to the PBGC under such regulations), or (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Pension Plan by the PBGC, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

        "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California.

        1.2 ACCOUNTING TERMS. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial data required to be submitted by this Agreement shall be prepared and computed, unless otherwise specifically provided herein, in accordance with GAAP. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. In the event that GAAP changes during the term of this Agreement such that the covenants contained in
SECTION 8 would then be calculated in a different manner or with different components, (a) the parties hereto agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) the Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid subsections during the sixty (60) day period following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

        1.3 OTHER TERMS. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. The term "including" shall not be limiting or exclusive, unless specifically indicated to the contrary. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

        1.4 PERFORMANCE; TIME. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day unless otherwise indicated. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and

"until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

        1.5 LAWS. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

        1.6 ROUNDING. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

        1.7 SCHEDULES AND EXHIBITS. Any reference to a "Section," "Subsection," "Exhibit" or "Schedule" shall refer to the relevant Section or Subsection of or Exhibit or Schedule to this Agreement, unless specifically indicated to the contrary.

SECTION 2. THE CREDIT - AMOUNT AND TERMS.

        2.1 AMOUNTS AND TERMS OF COMMITMENTS.

            2.1.1 REVOLVING CREDIT FACILITY. Upon the terms, subject to the conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement, and subject further to Section 2.1.2(d) each of the Lenders hereby severally agrees to make Loans of immediately available funds to the Borrower, on a revolving basis, from the Closing until the Business Day immediately preceding the Revolving Credit Maturity Date, in an aggregate principal amount outstanding not to exceed at any time the lesser of
(a) an amount equal to such Lender's Commitment and (b) an amount equal to such Lender's Pro Rata Share of (i) at such times as, after giving effect to the proposed Borrowing, the aggregate outstanding Loans plus the Letter of Credit Undrawn Amount would exceed $50,000,000, the Borrowing Base, and at such times as, after giving effect to the proposed Borrowing, the aggregate outstanding Loans plus the Letter of Credit Undrawn Amount would not exceed $50,000,000, the Aggregate Commitments of all the Lenders less (ii) the Letter of Credit Undrawn Amount (the "Revolving Credit Availability").

                  (a) LIMITATION ON EACH LENDER'S OBLIGATION. With respect to any Borrowing of Loans requested by the Borrower pursuant to a complying Borrowing Notice delivered to the Agent pursuant to SECTION 2.5 of this Agreement, each Lender's obligation to advance funds in the form of Loans to the Borrower shall be limited to an amount equal to such Lender's Pro Rata Share of such Borrowing (obtained by multiplying the Borrowing amount by such Lender's Pro Rata Share).

                  (b) FUNDING OF LOANS TO AGENT. Following the Agent's receipt of a complying Borrowing Notice and the Agent's determination that the conditions precedent to a requested Borrowing set forth in SECTION 4 of this Agreement have been duly satisfied, the Agent shall promptly notify each Lender having a Commitment of (i) the amount of the requested Borrowing and such Lender's Pro Rata Share thereof and (ii) the requested Funding Date, which (1) if a LIBOR Loan is requested, shall be no earlier than the third Business Day following the date on which the Agent so notifies such Lender and, (2) if a Base Rate Loan is requested, shall be the same Business Day. Not later than 12:00 noon, San Jose, California time, on the requested Funding Date, each Lender having a Commitment shall have advanced its Loan to the Agent at the Agent's Payment Office in immediately available funds. No Lender shall have any liability to the Borrower for the failure of such Lender to advance funds for any Loan unless and until each condition precedent to the applicable Borrowing has been duly satisfied or has been waived in writing by the Requisite Lenders. The Borrower shall have no right to enforce any obligation of a Lender to fund any Loan unless and until each condition precedent to the applicable Borrowing has been duly satisfied or has been waived in writing by the Requisite Lenders. The Agent's determination that the conditions precedent to any Borrowing have been duly satisfied shall be conclusive and binding on all Lenders for purposes of determining when Lenders shall be obligated to advance funds to the Agent.

                  (c) DISBURSEMENT OF LOANS TO BORROWER. On the requested Funding Date, the Agent shall disburse in immediately available funds to the Designated Deposit Account specified in the Borrowing Notice an amount equal to the Loans advanced by the Lenders to the Agent's Payment Office with respect to such Borrowing.

                  (d) OVERADVANCES. If at any time and for any reason (i) the aggregate principal amount of the Loans then outstanding plus the Letter of Credit Undrawn Amount shall exceed the Revolving Credit Availability or (ii) the Letter of Credit Undrawn Amount shall exceed the Letter of Credit Commitment (the amount of such excess, if any, in each case being an "Overadvance"), the Borrower shall immediately repay the full amount of such Overadvance, together with all interest accrued thereon.

                  (e) GENERAL PROVISIONS RELATING TO LOANS. Each Loan made by a Lender hereunder shall, at the Borrower's option in accordance with the terms of this Agreement, be either in the form of a Base Rate Loan or a LIBOR Loan; provided, however, that in no event shall the Borrower maintain at any time LIBOR Loans having more than four (4) different Interest Periods. The Borrower shall repay the principal amount of the Loans in the amounts and in the manner set forth in SECTION 2.3 of this Agreement and pay interest accrued on the Loans at the rates and in the manner set forth in SECTION 2.4 of this Agreement. Amounts borrowed by the Borrower under the Aggregate Commitments may be repaid and, prior to the Revolving Credit Maturity Date and subject to the applicable terms and conditions precedent to Borrowings hereunder, re-borrowed.

                  (f) PERMITTED USES OF LOAN PROCEEDS. The Borrower shall use the Loan proceeds only for the purposes of funding working capital, general short-term corporate needs and Investments expressly permitted under this Agreement.

                  (g) LETTER OF CREDIT SUBLIMIT UNDER REVOLVING CREDIT FACILITY. Without limiting the generality of the foregoing, each Lender severally agrees that a Responsible Person of the Borrower may, by delivery of notice to the Agent in accordance with SECTION 2.5, also request the Issuing Bank to issue one or more standby or documentary letters of credit under the Letter of Credit Commitment for the account of the Borrower, which letters of credit shall be in the standard form of the Issuing Bank (each a "Letter of Credit"); in which event, after satisfaction of all conditions precedent set forth in SECTION 4.2, the Issuing Bank shall issue such Letters of Credit subject to and in accordance with SECTION 2.1.2; provided, however, nothing contained in this Agreement shall under any circumstance be deemed to require the Issuing Bank to issue any Letter of Credit which, taking into account the issuance of such Letter of Credit, would either cause the Letter of Credit Undrawn Amount to exceed the Letter of Credit Commitment or cause the aggregate principal amount of the Loans then outstanding plus the Letter of Credit Undrawn Amount to exceed the Revolving Credit Availability."

            2.1.2 LETTER OF CREDIT SUBFACILITY.

                  (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, at any time and from time to time from the Closing through the Business Day immediately prior to the Revolving Credit Maturity Date, after satisfaction of all conditions precedent set forth in SECTION 4.2, the Issuing Bank shall issue for the account of the Borrower Letters of Credit in minimum amounts not less than $100,000, provided that a request shall have been made for such Letters of Credit by a Responsible Person of the Borrower delivering to the Agent a Borrowing Notice, duly executed with appropriate insertions and as otherwise required by SECTION 2.5, together with a duly executed Letter of Credit Application, with appropriate insertions (which Borrowing Notice and Letter of Credit Application shall have been received by the Issuing Bank prior to 10:00 a.m., San Jose, California time, five (5) Business Days prior to the requested issuing date), after consultation with Lenders and receiving the consent of Requisite Lenders. No Letter of Credit shall have an expiration date that is later than one hundred twenty (120) days after the Revolving Credit Maturity Date or one (1) year after the issuance of such Letter of Credit (or any renewal thereof), whichever is earlier.

                  (b) Upon issuance of each Letter of Credit, each Lender shall be deemed to have purchased a participation from the Issuing Bank equal to such Lender's Pro Rata Share of the original stated amount of such Letter of Credit. Nothing contained in this Agreement shall under any circumstance be deemed to require any Lender to participate in the issuance of any Letter of Credit which, taking into account such Lender's participation in such Letter of Credit, when added to the aggregate of such Lender's participation in all other issued and undrawn Letters of Credit, exceeds such Lender's Pro Rata Share of the Letter of Credit Commitment.

                  (c) Unless otherwise expressly provided therein, each beneficiary named by the Borrower with respect to a Letter of Credit issued hereunder shall be permitted to make full or partial draws under such Letter of Credit. Upon the making of any draw under a

Letter of Credit by such beneficiary, the full amount of such draw shall be immediately due and payable by the Borrower to the Issuing Bank. The Issuing Bank shall immediately give written notification of the amount of such draw to the Agent, each Lender and the Borrower and to the extent that the Issuing Bank has not been immediately reimbursed by the Borrower for any payment required to be made by the Issuing Bank under such Letter of Credit (and all commissions incurred but unpaid in connection therewith), each Lender shall, according to its Pro Rata Share of such Letter of Credit, reimburse the Issuing Bank immediately upon written demand for the amount of such payment (and such unpaid commissions). The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Potential Event of Default or Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise limit or impair the obligation of the Borrower to reimburse the Lenders for the amount of any payment made by the Issuing Bank under any Letter of Credit.

                  (d) Without limiting the generality of the preceding subsections of this SECTION 2.1.2, in the event the Borrower shall fail to reimburse immediately the Issuing Bank for any honor of a draw on any Letter of Credit as confirmed by the Issuing Bank's written notice and demand for payment from each Lender of its ratable participation amount pursuant to SECTION 2.1.2(C), each Lender shall be deemed to have made, without further notice to the Borrower, a Base Rate Loan in the principal amount equal to such Lender's Pro Rata Share of the amount drawn under such Letter of Credit (plus any unpaid commission); and, for this purpose, the conditions precedent set forth in
SECTION 4.2 shall not apply. Any Base Rate Loan deemed to be advanced after the Revolving Credit Maturity Date, shall be immediately due and payable. The proceeds of such Base Rate Loans shall be applied to reimburse the Issuing Bank for such payment required to be made by the Issuing Bank under the Letter of Credit. In the event that any Base Rate Loan shall be deemed to be made to the Borrower pursuant to this SECTION 2.1.2(D), such Base Rate Loan shall be deemed to have been made as of the date of the honor of the draw under the respective Letter of Credit and interest shall accrue thereon at the same rate as provided for other Base Rate Loans under this Agreement. In the event that the Issuing Bank does not receive the proceeds of any Base Rate Loans made pursuant to this subsection by 12:00 noon, San Jose, California time, on the date that the draw on the Letter of Credit is honored, the Lender whose funds are delayed shall pay interest to the Issuing Bank on the amount not received at the Federal Funds Rate from the date of such honor until the date on which the Issuing Bank receives such proceeds by 12:00 noon.

                  (e)(1) The Issuing Bank may resign as Issuing Bank by giving notice to the Agent, the Lenders and the Borrower on or before April 30 of any calendar year, and such resignation shall be effective as to any Letter of Credit outstanding on May 31 of such calendar year upon the then current expiry date on such Letter of Credit. If the Issuing Bank shall resign as the Issuing Bank under this Agreement, Requisite Lenders shall appoint a successor Issuing Bank from among the Lenders, with the consent of such successor.

                    (2) If an Issuing Bank has resigned and no successor Issuing Bank is appointed prior to such May 31, then until an appointment of a successor Issuing Bank is made, in the event of a request by the Borrower for the issuance of a Letter of Credit under

SECTION 2.1.1, each Lender shall issue its own Letter of Credit in an amount equal to such Lender's Pro Rata Share of the amount of such requested Letter of Credit upon the terms and conditions set forth in SECTIONS 2.1.1 and 2.1.2, with such changes as are appropriate to apply to an individual Lender issuing a Letter of Credit without participation. In the event of an unreimbursed draw on a Letter of Credit issued pursuant to the provisions of this SECTION 2.1.2(E)(2), each Lender which has honored such a draw shall be deemed to have made a Base Rate Loan to reimburse itself for the draw under such Letter of Credit.

                    (3) During any period while there is no Issuing Bank, the reference to Issuing Bank in SECTION 11.2 shall be deemed to be deleted except to the extent that any Letter of Credit remains outstanding which has been issued by the resigning Issuing Bank. With respect to any Letter of Credit issued under SECTION 2.1.2(E)(2), the reference to "Issuing Bank" in SECTION 2.8(D) shall be to each Lender issuing a Letter of Credit and all fees due (including the fee payable to the Issuing Bank) under SECTION 2.8(B) shall be payable to the Lenders according to their respective Pro Rata Shares of the Aggregate Commitments.

                    (4) Upon the acceptance of its appointment as a successor Issuing Bank hereunder, such successor Issuing Bank shall succeed to all the rights, powers and duties of the retiring Issuing Bank with respect to any Letters of Credit issued subsequent to such acceptance, and the term "Issuing Bank" shall mean such successor issuing bank with regard to such subsequently issued Letters of Credit. Whether or not a successor Issuing Bank is appointed, the retiring Issuing Bank shall retain all the rights, powers and duties of an Issuing Bank with respect to any Letters of Credit previously issued by such retiring Issuing Bank, and the term "Issuing Bank" shall mean such retiring Issuing Bank with respect to such previously issued Letters of Credit.

                  (f) The obligation of the Borrower to reimburse the Lenders for drawings made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever, including the following circumstances:

                    (1) Any lack of validity or enforceability of any Letter of Credit, the obligation supported by such Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related LC Documents");

                    (2) Any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

                    (3) The existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or any such transferee may be acting), the Lenders, the Agent or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

                    (4) Any breach of contract or other dispute between the

Borrower and any beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom such beneficiary or any such transferee may be acting), the Lenders, the Agent or any other Person;

                    (5) Any draft, statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

                    (6) Any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Issuing Bank, with or without notice to or approval by the Borrower in respect of any of the Borrower's Indebtedness under this Agreement.

                  (g) The Borrower assumes all risks of the acts or omissions of any beneficiary and any transferee of each Letter of Credit; provided, however, this assumption with respect to the Agent and the Lenders, including the Issuing Bank, is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against any such beneficiary or transferee of a Letter of Credit at law or under any other agreement. Neither the Agent nor any Lender, including the Issuing Bank, nor any of their officers or directors shall be liable or responsible for, without limitation: (1) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary and any transferee of any Letter of Credit in connection therewith; or (2) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                  (h) Subject to the laws, customs and practices of the trade in the area where the beneficiary is located and to the extent not otherwise inconsistent with the provisions of this SECTION 2.1.2, each Letter of Credit will be subject to, and performance under each Letter of Credit by the Issuing Bank, its correspondents, and the beneficiary will be governed by, UCC Article 5 and the "Uniform Customs and Practice for Documentary Credit (1993 Revision), International Chamber of Commerce, Publication No. 500," or by any later Uniform Customs and Practice fixed by later Congresses of the International Chamber of Commerce as in effect on the date the Letter of Credit is issued; provided, however, that to the extent any conflict exists between UCC Article 5 and such Uniform Customs and Practices then in effect, UCC Article 5 shall control.

        2.2 NOTES.

                  (a) NOTES. The Loans made by each Lender shall be evidenced by separate Notes executed by the Borrower and made payable to the order of such Lender in the stated principal amount equal to its Commitment.

                  (b) NOTATIONS IN LENDERS' BOOKS AND RECORDS. Each Lender shall make notations in its books and records regarding the date, amount and maturity of each Loan made by it and the amount of each repayment or prepayment of principal and payment of interest made by the Borrower with respect to such Loan. Each Lender is irrevocably authorized by the Borrower to endorse its Note and each Lender's record shall constitute a rebuttable presumption as to the matters set forth therein; provided, however, that the failure of a Lender to make, or an error in making, such a notation with respect to any Loan shall not limit or otherwise affect the Obligations of the Borrower hereunder or under any such Note to such Lender.

        2.3 REPAYMENT OF THE LOANS. Subject to the terms of this Agreement relating to mandatory permanent reductions of the Aggregate Commitments, mandatory prepayments of the Loans and the acceleration of maturities by the Lenders, the Borrower shall repay the Lenders the entire outstanding principal amount of the Loans and all other unpaid amounts outstanding under the Revolving Credit Facility on the Revolving Credit Maturity Date.

        2.4 PAYMENT OF INTEREST ON THE LOANS.

            (a) INTEREST RATES. Subject to SECTION 2.4(D) of this Agreement, each Loan shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Base Rate or the Adjusted LIBOR plus the Applicable Margin, as the case may be.

            (b) INTEREST PAYMENT DATES. Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Loans pursuant to this Agreement for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof.

            (c) INTEREST UPON EVENTS OF DEFAULT. Upon the occurrence of an Event of Default and so long as such Event of Default shall continue, including after acceleration (whether before or after entry of judgment), the Borrower shall, at the option of Requisite Lenders, pay interest on the principal amount of each Loan then outstanding at a rate per annum which is determined by adding three percent (3.00%) to the interest rate otherwise applicable to such Loan.

            (d) LIMITATIONS ON INTEREST RATES. Notwithstanding any provision in this Agreement, the Notes or any of the other Loan Documents, the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws. If any payments in the nature of interest, additional interest and other charges made hereunder or under any of the Loan Documents are held to be in excess of the applicable limits imposed by any applicable federal or state law, the amount held to be in excess shall be considered payment of principal under the Notes and the indebtedness evidenced thereby shall be reduced by such amount in the inverse order of maturity so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws.

        2.5 PROCEDURE FOR THE BORROWING OF LOANS.

            (a) Each Borrowing of Loans shall be made upon the Borrower's irrevocable written notice delivered to the Agent in the form of a Borrowing Notice, executed by a Responsible Person of the Borrower, with appropriate insertions (which Borrowing Notice must be received by the Agent prior to 10:00 a.m., San Jose, California time, (i) three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Loans, and (ii) on the requested Funding Date, in the case of Base Rate Loans), specifying:

                (A) the amount of the Borrowing, which shall be in integral multiples of One Hundred Thousand Dollars ($100,000) and, if LIBOR Loans are requested, in an aggregate minimum principal amount of Two Million Dollars ($2,000,000);

                (B) the requested Funding Date, which shall be a Business Day;

                (C) whether the Borrowing is to be comprised of LIBOR Loans or
            Base Rate Loans;

                (D) the duration of the Interest Period applicable to any such
            LIBOR Loans included in such notice. If the Borrowing Notice shall fail to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be deemed to be one (1) month; and

                (E) the Designated Deposit Account into which proceeds of the
            Loans are to be transferred, together with wiring instructions.

            (b) Upon receipt of the Borrowing Notice, the Agent will promptly notify each Lender having a Commitment of the amount of such Lender's Pro Rata Share of the requested Borrowing.

            (c) Each Lender will make the amount of its Pro Rata Share of the Borrowing available to the Agent for the account of the Borrower at the Agent's Payment Office by 12:00 noon, San Jose, California time, on the Funding Date requested by the Borrower in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Borrower on the Funding Date by the Agent by wire transfer to the Designated Deposit Account specified in the Borrowing Notice. No Borrowing of Loans shall be deemed made to the Borrower, and no interest shall accrue on any such Borrowing, until the related funds have been deposited in the Designated Deposit Account.

            (d) Unless all Lenders having a Commitment shall otherwise consent, during the existence of a Potential Event of Default or Event of Default, the Borrower may not elect to have a Loan made as a LIBOR Loan.

        2.6 CONVERSION AND CONTINUATION ELECTIONS.

            (a) The Borrower may upon irrevocable written notice from the Borrower to the Agent:

                  (i) elect to convert on any Business Day, Base Rate Loans in an amount equal to Two Million Dollars ($2,000,000) or any integral multiple of $100,000 in excess thereof, into LIBOR Loans; or

                  (ii) elect to convert on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date into Base Rate Loans; or

                  (iii) elect to continue on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date (or any part thereof in an amount equal to Two Million Dollars ($2,000,000) or any integral multiple of $100,000 in excess thereof).

            (b) The Borrower shall deliver a Conversion/Continuation Notice in accordance with SECTION 12.4 of this Agreement to be received by the Agent prior to 10:00 a.m., San Jose, California time, at least (i) three (3) Business Days in advance of the conversion date or continuation date, if any Loans are to be converted into or continued as LIBOR Loans; and (ii) on the conversion date, if any Loans are to be converted into Base Rate Loans; specifying:

                (A) the proposed Conversion Date or Continuation Date;

                (B) the aggregate amount of Loans to be converted or continued;

                (C) the nature of the proposed conversion or continuation; and

                (D) the duration of the requested Interest Period.

            (c) If upon the expiration of any Interest Period applicable to any LIBOR Loans, the Borrower shall have failed to have given due notice to the Agent of the Borrower's selection of a new Interest Period to be applicable to such LIBOR Loans, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans.

            (d) Upon receipt of a Conversion/Continuation Notice, the Agent will promptly notify each Lender thereof, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made according to each Lender's applicable Pro Rata Share of the outstanding principal amounts of the Loans with respect to which the notice was given.

            (e) Unless all Lenders shall otherwise consent, during the existence of a Potential Event of Default or an Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Loan.

        2.7 VOLUNTARY REDUCTION IN AGGREGATE COMMITMENTS. Subject to this
SECTION 2.7 and SECTION 3.5, the Borrower may, at any time and from time to time, elect to permanently reduce the Aggregate Commitments by delivering to the Agent written notice thereof (a "Prepayment Notice"); provided, however, that any such reduction shall commensurately reduce the Letter of Credit Commitment. The Prepayment Notice shall (a) specify the date and amount of such reduction and (b) in the event such proposed reduction in the Aggregate Commitments would, pursuant to this Agreement, give rise to the requirement that the Borrower prepay any of the Loans in order to comply with the Revolving Credit Availability, then such notice shall (i) state whether such prepayment is to be applied to Base Rate Loans or LIBOR Loans, or any combination thereof, and (ii) if such prepayment consists solely of Base Rate Loans, the Prepayment Notice shall be delivered to the Agent at least one (1) Business Day prior to the effective date for such proposed reduction in the Aggregate Commitments, or, if such prepayment (or any portion thereof) consists of LIBOR Rate Loans, the Prepayment Notice shall be delivered to the Agent at least three (3) Business Days prior to the effective date for such proposed reduction in the Aggregate Commitments. Such notice shall be irrevocable and the Agent shall promptly notify each Lender thereof and of such Lender's Pro Rata Share of such reduction in the Aggregate Commitments and, as applicable, prepayment of Loans. Any prepayment of Loans required to be made by the Borrower pursuant to a reduction in the Aggregate Commitments shall be due and payable on the effective date for such reduction, together with accrued interest to such date on the principal amount prepaid and any amounts required pursuant to SECTION 3.5 of this Agreement, but otherwise without premium or penalty. Notwithstanding anything to the contrary, any prepayments pursuant to this SECTION 2.7 shall be applied first to any Base Rate Loans then outstanding and then to LIBOR Loans with the shortest Interest Periods remaining.

        2.8 FEES.

            (a) CLOSING FEE. In consideration hereof, the Borrower agrees to pay fees upon the Closing as set forth in the Fee Letter to the Lenders that are original signatories to this Agreement.

            (b) COMMITMENT FEE FOR PROVIDING COMMITMENTS. In consideration of the Lenders' agreement to commit to make the Loans available to the Borrower as contemplated by this Agreement, the Borrower agrees to pay to the Agent from time to time, on behalf of and for the ratable benefit of the Lenders according to their respective Pro Rata Shares of the Aggregate Commitments, a commitment fee in an amount equal to 0.25% multiplied by the average daily difference between the Aggregate Commitments and (i) the sum of the aggregate outstanding principal amount of Loans plus (ii) the Letter of Credit Undrawn Amount, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, with the final such payment due and payable on the Revolving Credit Maturity Date.

            (c) AGENT'S FEE. In consideration of Comerica's agreement to act as Agent under this Agreement, the Borrower agrees to pay to the Agent an annual agent's fee as set forth in Agent's Fee Letter.

            (d) LETTERS OF CREDIT FEES AND COMMISSIONS.

                  (i) As a condition to issuance of each Letter of Credit, the Borrower shall pay to the Issuing Bank for the account of each Lender according to its Pro Rata Share a letter of credit participation fee equal to (A) for standby Letters of Credit, the number of days between the date of such issuance through the expiry date of such Letter of Credit, multiplied by the face amount of such Letter of Credit, multiplied by the Applicable Margin and divided by 360, and (B) for sight documentary Letters of Credit the face amount of such Letter of Credit multiplied by 0.40% (0.30% allocated for the account of each Lender according to its Pro Rata Share, and 0.10% to the Issuing Bank).

                  (ii) Standby Letter of Credit fees will be payable by the Borrower to the Issuing Bank in arrears on the last day of each Fiscal Quarter and on the expiry date for each standby Letter of Credit and such amounts received by the Issuing Bank shall promptly be paid to the Agent for distribution to the Lenders. Issuance fees for sight documentary Letters of Credit will be paid by the Borrower upon issuance and the aggregate of such fees received by the Issuing Bank during any Fiscal Quarter will be distributed by the Issuing Bank to the Agent for distribution to the Lenders promptly upon the Issuing Bank's receipt thereof.

                  (iii) The Borrower shall pay to the Issuing Bank, upon demand, all standard charges of the Issuing Bank in connection with the issuance, extension, renewal, modification, cancellation or negotiation of any Letter of Credit, which amounts shall include, without limitation, an issuance fee equal to 1/8% of the face amount of each standby Letter of Credit. No fees or commissions paid in respect of any Letter of Credit shall be refundable.

        2.9 CALCULATION OF INTEREST AND FEES. Interest on the Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed. All fees payable hereunder shall be computed on the basis of a 360-day year and actual days elapsed. In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan. Each change in the interest rate of the Base Rate Loans based on changes in the Base Rate and each change in the interest rate of LIBOR Loans based on changes in the Eurodollar Reserve Percentage shall be effective on the effective date of such change and to the extent of such change. The Agent shall give the Borrower prompt notice of any such change in the Base Rate or Eurodollar Reserve Percentage; provided, however, that any failure by the Agent to provide the Borrower with notice hereunder shall not affect the Lenders' right to make changes in the interest rate of the Base Rate Loans based on changes in the Base Rate or changes in the interest rate of LIBOR Loans based on changes in the Eurodollar Reserve Percentage.

        2.10 PAYMENTS. All repayments or prepayments of principal and all payments of interest, fees, costs, expenses and other sums chargeable to the Borrower under this Agreement, the Notes or any of the other Loan Documents shall be in lawful money of the United States of America in immediately available funds and delivered to the Agent, on behalf and for the benefit of the Lenders, not later than 10:00 a.m., San Jose, California time, on the date due at the Agent's Payment Office.

        2.11 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made under this Agreement, the Notes or any of the other Loan Documents shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of the payment of interest thereon.

        2.12 APPLICATION OF PAYMENTS. Except as otherwise expressly provided in this Agreement or in any other Loan Document, all payments, when received by the Lenders or the Agent, on behalf of Lenders, shall be applied in the following order: (a) then due and payable fees, costs and expenses; (b) then due and payable interest payments; and (c) then due and payable principal payments and optional prepayments. In addition, each Lender is authorized to, and at its sole option may, for the benefit of the Lenders and the Agent, make advances on behalf of the Borrower for payment of any and all fees, expenses, charges, costs, principal and interest incurred hereunder or under the other Loan Documents. To the extent permitted by law, all amounts advanced by any Lender hereunder or under other provisions of the Loan Documents shall accrue interest thereon at the Base Rate.

        2.13 DISTRIBUTION OF PAYMENTS. The Agent shall immediately distribute to each Lender, at such address as each Lender shall designate, such Lender's interest in all repayments and prepayments of principal and all payments of interest, loan fees, commitment fees and other fees, expenses and costs received by the Agent on the same day and in the same type of funds as payment was received. In the event the Agent does not distribute such payments on the same day received, such payment shall accrue interest at the Federal Funds Rate, which shall be payable by the Agent. The Agent shall indemnify and hold the Borrower harmless from any claim for interest by any Lender under this SECTION 2.13.

        2.14 AGENT'S RIGHT TO ASSUME FUNDS AVAILABLE FOR LOANS. Unless the Agent shall have been notified by any Lender no later than the Business Day prior to the respective Funding Date of any Loan that such Lender does not intend to make available to the Agent immediately available funds equal to such Lender's Pro Rata Share of the total principal amount of such Loan, the Agent may assume that such Lender has advanced funds in the amount of such Loan to the Agent on the applicable Funding Date and the Agent may, in reliance upon such assumption, make available to the Borrower corresponding funds. The Agent agrees to give prompt notice to the Borrower in the event it advances funds on behalf of a Lender under this SECTION 2.14; provided, that failure to give such notice shall in no way limit, restrict or otherwise affect the Borrower's obligations or the Agent's or any Lender's rights or remedies under this Agreement and the other Loan Documents. If the Agent has made funds available to the Borrower based on such assumption and such Loan is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover the corresponding amount of such Loan on demand from such Lender. If such Lender does not promptly pay such corresponding amount upon the Agent's demand, the Agent shall notify the Borrower and the Borrower shall repay such Loan to the Agent. The Agent also shall be entitled to recover from such Lender interest on such Loan in respect of each day from the date such Loan was made by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at the Federal Funds Rate, and the Agent shall indemnify and hold harmless the Borrower from any claim for such interest.

        2.15 AGENT'S RIGHT TO ASSUME PAYMENTS WILL BE MADE BY THE BORROWER. Unless the Agent shall have been notified by the Borrower prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's Pro Rata Share of such assumed payment. If the Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each date from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at the Federal Funds Rate.

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY.

        3.1 TAXES.

            (a) Subject to SECTION 3.1(H) of this Agreement, any and all payments by the Borrower to the Lenders or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, fees, duties, levies, imposts, non-income tax deductions, non-income tax charges or non-income tax withholdings, whatsoever imposed by any Governmental Authority, excluding, in the case of each Lender and the Agent, such taxes as are imposed on or measured by the net income of any Lender or the Agent by any jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non- excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

            (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

            (c) Subject to SECTION 3.1(A) and 3.1(H) of this Agreement, if any Taxes or Other Taxes are directly asserted or imposed against any Lender or the Agent, the Borrower shall indemnify and hold harmless such Lender and the Agent for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this
SECTION 3.1) paid by such Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. Payment under this indemnification shall be made within thirty (30) days from the date Lender or Agent makes written demand therefor (provided that the Borrower shall have the right to contest in good faith any such Taxes or Other Taxes through appropriate proceedings). Any Lender in its discretion also may, but shall not be obligated to, pay such Taxes or Other Taxes and the Borrower will promptly pay, within fifteen (15) days after written demand therefor by any Lender or Agent, such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Lender after the payment of such Taxes or Other Taxes (including any Taxes on such additional amount) shall equal the amount such Lender would have received had not such Taxes or Other Taxes been asserted or imposed.

            (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to SECTION 3.1(H) of this Agreement:

                (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 3.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made;

                (ii) The Borrower shall make such deduction or withholding; and

                (iii) The Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower, upon the Agent's request, shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

            (f) If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to furnish to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Agent and any such Lenders as a result of any such failure.

            (g) Each of the Agent and any Lender which is a foreign Person (i.e., a Person other than a United States Person for United States Federal income tax purposes) agrees that:

                (i) in the case of any Lender which is a "bank" within the meaning of Section 881(c)(3)(A) of the Code,

                    (A) it shall, no later than the Closing Date (or, in the
            case of a Lender which becomes a party hereto pursuant to SECTION
            11.2 of this Agreement after the Closing Date, the date upon which such Lender becomes a party hereto) deliver to the

            Borrower through the Agent two (2) accurate and complete signed originals of IRS Form 4224 or any successor thereto ("Form 4224"), or two (2) accurate and complete signed originals of IRS Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                    (B) if at any time the Agent or such Lender makes any
            changes necessitating a new Form 4224 or Form 1001, it shall within thirty (30) days after such change becomes effective deliver to the Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two (2) accurate and complete signed originals of Form 4224; or two (2) accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                (ii) in the case of any Lender other than a Lender described in clause (i) above,

                    (A) it shall, no later than the Closing Date (or, in the
            case of a Lender which becomes a party hereto pursuant to SECTION
            11.2 of this Agreement after the Closing Date, the date upon which Lender becomes a party hereto) deliver to the Borrower through the Agent two (2) accurate and complete signed originals of a certificate substantially in the form of EXHIBIT F hereto (any such certificate, a "Non- Bank Lender Tax Certificate") and two (2) accurate and complete signed originals of IRS Form W-8 or any successor thereto ("Form W-8") certifying to such Lender's legal entitlement (assuming compliance by the Borrower with the terms of this Agreement) to an exemption whereby such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                    (B) if at any time the Agent or such Lender makes any
            changes necessitating a new Form W-8, it shall within thirty (30) days after such change becomes effective deliver to the Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two (2) accurate and complete signed originals of Form W-8 certifying to such Lender's legal entitlement (assuming compliance by the Borrower with the terms of this Agreement) to an exemption whereby such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                (iii) it shall, before or within thirty (30) days after the occurrence of any event (including the passing of time but excluding any event mentioned in (i) or (ii), above) requiring a change in or renewal of the most recent Form 4224, Form 1001 or Form W-8 previously delivered by such Lender, deliver to the Borrower through the

            Agent two (2) accurate and complete original signed copies of Form 4224, Form 1001 or Form W-8 in replacement for the forms previously delivered by such Lender; and

                (iv) it shall, promptly upon any Lender's or the Agent's
            reasonable request to that effect, deliver to such Lender or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

            (h) The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to SECTION 3.1(D) of this Agreement to the Agent or any Lender for the account of any Lending Office of such Lender:

                (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under SECTION 3.1(G) of this Agreement in respect of such Lending Office;

                (ii) if such Lender shall have delivered to the Borrower a Form
            4224, Form 1001 or Form W-8 in respect of such Lending Office pursuant to SECTION 3.1(G) of this Agreement, and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such form.

            (i) If, at any time, the Borrower requests any Lender to deliver any forms or other documentation in addition to those required pursuant to SECTION 3.1(G)(IV) of this Agreement, then the Borrower shall, on demand of such Lender through the Agent, reimburse such Lender for any costs and expenses (including Attorney Costs) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

            (j) If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to SECTION 3.1(D) of this Agreement, then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Lender which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

        3.2 ILLEGALITY.

            (a) If any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Loans, then, on notice thereof by such Lender to the Borrower through the Agent, the obligation of such Lender to make LIBOR Loans shall be suspended until such Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

            (b) If a Lender shall determine that it is unlawful to maintain any LIBOR Loan, the Borrower shall prepay in full all LIBOR Loans of that Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans, together with any amounts required to be paid in connection therewith pursuant to SECTION 3.5 of this Agreement.

            (c) If the Borrower is required to prepay any LIBOR Loan immediately as provided in SECTION 3.2(B) of this Agreement, then, on the date such prepayment is required, unless such prepayment is actually made with funds from another source, the Borrower shall be deemed to have borrowed from the affected Lender the amount of such prepayment as a Base Rate Loan.

            (d) Before giving any notice to the Agent pursuant to this SECTION 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

        3.3 INCREASED COSTS. If any Lender shall determine that, due to either
(a) the introduction of or any change (other than any change by way of imposition of or increase in the Eurodollar Reserve Percentage included in the calculation of the LIBOR) in or in the interpretation of any Requirement of Law or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Lender, pay to such Lender such additional amounts as are sufficient to compensate such Lender for such increased costs. Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge occurring after the date hereof, which will entitle such Lender to compensation pursuant to this SECTION 3.3.

        3.4 INABILITY TO DETERMINE RATES. If the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or that the LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans, as the case may be, hereunder shall be suspended until the Agent, upon the instruction of the Requisite Lenders, revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Borrowing Notice or Conversion/Continuation Notice then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made or continued as or converted to Base Rate Loans instead of LIBOR Loans, as the case may be.

        3.5 PREPAYMENT OF LIBOR LOANS. In the event that the Borrower prepays or is required to prepay any LIBOR Loan by acceleration or otherwise or fails to draw down or convert to a LIBOR Loan after giving notice thereof, the Borrower agrees to reimburse each Lender for its expenses and funding losses due to such prepayment or failure to draw. The Borrower and the Lenders hereby agree that such expenses and funding losses shall consist of the sum of the discounted monthly differences for each month during the applicable or requested Interest Period, calculated as follows for each such month:

            (a) principal amount of such LIBOR Loan times (number of days between the date of prepayment and the last day in the applicable Interest Period divided by 360), times the applicable Interest Differential; plus

            (b) all actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Lenders and the Agent (excluding allocations of any expense internal to the Lenders and the Agent) and reasonably attributable to such payment or prepayment; provided that no prepayment fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number.

        3.6 CAPITAL REQUIREMENTS. If any Lender shall determine that any change after the date of this Agreement in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other Requirement of Law regarding capital adequacy, or any change after the date of this Agreement in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or compliance by any Lender (or any Lending Office of Lender) or compliance by such Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of the maintaining of any of its Commitments or the making or maintaining of any Loan under this Agreement to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed to be material, then, upon written demand by such Lender, the Borrower shall pay to such Lender, from time to time such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered. Without affecting its rights under this SECTION 3.6 or any other provision of this Agreement, such Lender agrees that if there is any increase in any cost to or reduction in any amount receivable by such Lender with respect to which the Borrower would be obligated to compensate such Lender pursuant to this
SECTION 3.6, such Lender shall give the Borrower thirty (30) days notice thereof and shall use reasonable efforts to select an alternative Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by such Lender; provided, however, that such Lender shall not be obligated to select an alternative Lending Office if such Lender determines that
(a) as a result of such selection such Lender would be in violation of any Requirement of Law, or would incur additional costs or expenses, or (b) such selection would be inadvisable for regulatory reasons.

        3.7 CERTIFICATES OF LENDERS. Any Lender claiming reimbursement or compensation pursuant to this SECTION 3 shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable and the basis therefor to such Lender hereunder, accompanied by any statements, invoices, or demands in the case of jurisdictions or Governmental Authorities asserting or imposing a Tax, Other Tax or other amounts owed, with any confidential information, including amounts, redacted. Such certificate shall constitute a rebuttable presumption as to the matters set forth therein.

SECTION 4. CONDITIONS PRECEDENT TO LOANS.

        4.1 FIRST LOAN. The obligation of each Lender to make the first Loan hereunder is subject to the satisfaction of the following conditions precedent:

            (a) CORPORATE DOCUMENTS. The Lenders shall have received, in form and substance satisfactory to the Lenders and their respective counsel, a certificate of the secretary of the Borrower dated as of the Closing Date and certifying that the following items are attached thereto, are true, complete and accurate and that the Lenders may conclusively rely on such certificate unless and until such entity shall have delivered to the Agent a further certificate amending such prior certificate:

                  (i) A certified copy of the records of all actions taken by the Borrower, including all resolutions of such entity authorizing or relating to the execution, delivery of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;

                  (ii) A certified copy of the certificate or articles of incorporation, bylaws and shareholder agreements of the Borrower any other charter or formation documents of the Borrower certified by a Responsible Person of the Borrower as being in full force and effect;

                  (iii) Certificate of the Secretary of State of each of the States set forth on SCHEDULE 5.1 dated as of a date close to the Closing Date stating that the Borrower is a corporation in good legal standing under the laws of States indicated on such Schedule as applicable thereto;

                  (iv) Certificates of the Franchise Tax Board of the States set forth on SCHEDULE 5.1, dated as of a date close to the Closing Date, stating that the Borrower is in good standing under the laws of the State listed on such schedule;

                  (v) Certificates of incumbency together with specimen signatures with respect to the authorized representatives of the Borrower; and

                  (vi) Such other documents relating to the Borrower and its Subsidiaries as the Lenders reasonably may request.

            (b) CREDIT AND COLLATERAL DOCUMENTS. The Agent shall have received, for the benefit of the Lenders, in form and substance satisfactory to the Lenders, the following dated as of the Closing Date:

                  (i) NOTES. Separate Notes, duly executed by the Borrower to each of the Lenders in the stated principal amount of such Lender's Commitment.

                  (ii) BORROWING NOTICE. If a Borrowing will occur on the Closing Date, a Borrowing Notice duly executed and delivered by a Responsible Person of the Borrower requesting Loans to be funded at Closing.

                  (iii) BRINGDOWN CERTIFICATE. If the date of execution of this Agreement precedes the Closing Date, a certificate, dated as of the Closing Date, of the chief financial officer of the Borrower to the effect that (i) the representations and warranties of the Borrower contained in SECTION 5 are true, accurate and complete in all material respects as of the Closing as though made on such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true, accurate and complete in all material respects as of such earlier date) and (ii) no Event of Default or Potential Event of Default under this Agreement has occurred and is continuing.

                  (iv) COMPLIANCE CERTIFICATE. A Compliance Certificate dated the Closing Date and measured as of June 30, 1997, on a pro forma basis duly executed and delivered by the chief financial officer or controller of the Borrower, with appropriate insertions.

            (c) OPINIONS OF COUNSEL. The Agent shall have received originally executed legal opinions of counsel to the Borrower in form and substance satisfactory to the Lenders and their respective counsel, dated the Closing Date and addressed to Lenders.

            (d) UCC SEARCHES. Lenders shall have received certified copies, dated close to the Closing Date, of requests for copies or information (Form UCC-3 or equivalent), or certificates, dated close to the Closing Date, satisfactory to Lenders, of a UCC Reporter Service, listing all effective financing statements which name the Borrower or any of the Borrower's Subsidiaries as debtor and which are filed in the appropriate offices in the States in which are located the chief executive offices or any offices or facilities of any of them, together with copies of such financing statements, and accompanied by written evidence (including UCC termination statements) satisfactory to the Lenders that the Liens indicated in any such financing statements are either permitted under SECTION 7.1 of this Agreement or have been terminated or released.

            (e) INSURANCE. The Agent shall have received from the Borrower, in form and substance satisfactory to the Lenders, certificates, binders and other instruments or documents evidencing the insurance coverage and limits maintained by the Borrower, in each case in compliance with the requirements of SECTION 6.3 of this Agreement, showing that the Agent has been named loss payee under all policies of property insurance and as an additional insured under all policies of liability insurance.

            (f) FINANCIAL STATEMENTS; PROJECTIONS. The Agent shall have received
(i) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries dated as of December 31, 1996 showing financial results substantially in conformance with those presented to the Lenders previously, (ii) company-prepared consolidated financial statements of the Borrower and its consolidated Subsidiaries for the Fiscal Quarter ended June 30, 1997 showing financial results substantially in conformance with those presented to the Lenders previously and (iii) company-prepared financial projections for the Borrower and its consolidated Subsidiaries for the Fiscal Years ending December 31, 1997, through June 30, 1999 to include projected income statements, balance sheets, statement of cash flows and schedule of planned capital expenditures, in each case on a monthly basis for the upcoming Fiscal Year and including a substantive description of each of the material underlying assumptions used in preparing such consolidated financial forecasts, in form and detail reasonably satisfactory to the Lenders;

            (g) NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change, as determined by Lenders, since December 31, 1996 in the Property, operations, business prospects, profits or financial condition of the Borrower.

            (h) NO LITIGATION. Except as disclosed and described in the Schedules hereto, there shall not have been instituted or threatened any material litigation or proceeding in any court or administrative forum or before any arbitrator to which the Borrower or any of its Subsidiaries are, or are threatened with becoming, a party, which in the Lenders' sole discretion is determined, after consultation with counsel, to pose a significant risk of resulting in a Material Adverse Effect.

            (i) CONSENTS. The Agent shall have received written evidence reasonably satisfactory to the Lenders that all government and third party approvals and consents necessary to the making or maintenance of the Loans hereunder and the carrying on of the business of the Borrower have been obtained.

            (j) ACCURATE INFORMATION. The information provided to the Agent or the Lenders by or on behalf of the Borrower and its Subsidiaries, as well as the representations and warranties of the various parties as contained in the Loan Documents shall be true, accurate and complete in all material respects and the projections shall be reasonable.

            (k) FEE LETTER. The Agent shall have received, on behalf of the Lenders, the fees and any other items required pursuant to the Fee Letter.

            (l) AGENT'S FEE LETTER. The Agent shall have received the fees from the Borrower required under the Agent's Fee Letter.

            (m) FEES AND COSTS. The Agent shall have received an amount equal to the aggregate of the Agent's good faith estimate of all fees (including Attorney Costs), costs, expenses and other disbursements incurred by the Agent and the Documentation Agent in connection with the Closing of the transactions contemplated under this Agreement and each of the other Loan Documents, which payment shall be subject to post-Closing adjustment following receipt by Agent of all final invoices.

            (n) OTHER DOCUMENTS. The Lenders shall have received such other instruments, documents, information and items from the Borrower as reasonably requested by the Lenders.

        4.2 ALL LOANS. Unless waived in writing by Requisite Lenders, the obligation of the Lenders to make any Loan is subject to the satisfaction of the following further conditions precedent:

            (a) PERFORMANCE OF AGREEMENTS. The Borrower shall have performed all of their agreements under the Loan Documents and each of the other Loan Documents to be performed on or before such Funding Date.

            (b) NO EVENT OF DEFAULT OR POTENTIAL EVENT OF DEFAULT. No event shall have occurred and be continuing or would result from the making of any Loans on such Funding Date which constitutes an Event of Default or Potential Event of Default.

            (c) REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in the Loan Documents shall be true, accurate and complete in all material respects with the same effect as though such representations and warranties had been made on and as of such Funding Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true, accurate and complete in all material respects as of such earlier date).

            (d) OTHER DOCUMENTS. The Agent shall have received such other instruments and documents as it may have reasonably requested from the Borrower in connection with the Loans to be made on such date.

SECTION 5. BORROWER'S REPRESENTATIONS AND WARRANTIES.

        The Borrower hereby warrants and represents to the Agent and each Lender for itself and each of its Material Subsidiaries as follows and agrees that each of said representations and warranties shall be deemed to survive until full, complete and indefeasible payment and performance of the Obligations and shall apply anew to each Borrowing hereunder:

        5.1 EXISTENCE AND POWER. The Borrower and each of its Material Subsidiaries are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of incorporation and are duly qualified and licensed as a foreign corporation and authorized to do business in each jurisdiction where their respective ownership of Property or conduct of business requires such qualification and where the failure to so qualify could with reasonable likelihood result in a Material Adverse Effect, and in each jurisdiction where the Borrower or any of its Material Subsidiaries maintain an office (a list of all such States is set forth on SCHEDULE 5.1); the Borrower and each of its Material Subsidiaries have the corporate power and authority, rights and franchises to own their respective Property and assets and to carry on their respective businesses as now conducted; the Borrower and each of its Material Subsidiaries have the corporate power and authority to execute, deliver and perform the terms of the Loan Documents to which they are a party and all other instruments and documents contemplated hereby or thereby.

        5.2 LOAN DOCUMENTS AND NOTES AUTHORIZED; BINDING OBLIGATIONS. The execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party and the execution, delivery and payment of the Notes have been duly authorized by all necessary and proper action on the part of the Borrower. The Loan Documents to which the Borrower is a party constitute legally valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally.

        5.3 NO CONFLICT. The execution, delivery and performance of this Agreement and each of the other Loan Documents and the execution, delivery and payment of the Notes will not contravene any provision of the Borrower's certificate or articles of incorporation or bylaws or any of its Material Subsidiaries' charter documents; will not contravene, conflict with or violate any applicable law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; will not violate or result in the breach of, or constitute a default under any Contracts (as defined in SECTION 5.7) other than as set forth on SCHEDULE 5.7. The Borrower and each of its Material Subsidiaries are not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which they are a party, the non-compliance with, the violation or breach of or the default under which could with reasonable likelihood result in a Material Adverse Effect.

        5.4 SUBSIDIARIES; CAPITAL STRUCTURE. SCHEDULE 5.4 sets forth and identifies all Subsidiaries of the

Borrower as of the Closing Date and all Material Subsidiaries of the Borrower from time to time existing, together with the jurisdiction of organization, the authorized and issued Stock of each such Subsidiary, by class and number and including the percentage of each class legally owned or to be owned by the Borrower as of the Closing Date. SCHEDULE 5.4 further sets forth the authorized and issued Stock of Borrower by class and number and including the holders of such Stock and the percentage of each class legally owned or to be owned by such holders as of the Closing Date and on a fully diluted basis. Except as set forth in SCHEDULE 5.4, there are no options, warrants, rights to purchase or similar rights, or plans to issue any of the foregoing, covering the Stock of the Borrower or any of the Borrower's Material Subsidiaries.

        5.5 FINANCIAL CONDITION. The Borrower's financial statements as of June 30, 1997, a copy of which heretofore has been delivered to the Agent by the Borrower, and all other financial statements and other data submitted in writing by the Borrower to the Agent or any Lender in connection with the request for credit granted by this Agreement, are true, accurate and complete in all material respects, and said financial statements and other data fairly present the consolidated financial condition of the Borrower as of the date thereof, and have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. There has been no material adverse change in the business, assets, operations, prospects or financial or other condition of the Borrower since June 30, 1997. The financial projections delivered or to be delivered by the Borrower to the Agent or any Lender in connection with the Loan Documents have been prepared on a basis consistent with the historical financial statements described above, except as described therein, and are based on the good faith estimates and assumptions of management of the Borrower, and the Borrower has no reason to believe that such estimates and assumptions are not reasonable.

        5.6 LITIGATION. Except as set forth on SCHEDULE 5.6, there are no claims, actions, suits, proceedings or other litigation pending or, to the best of the Borrower's knowledge, after Due Inquiry, threatened against the Borrower or any of its Material Subsidiaries at law or in equity before any Governmental Authority or, to the best of the Borrower's knowledge, after Due Inquiry, any investigation by any Governmental Authority of the Borrower's or any of its Material Subsidiaries' affairs, Properties or assets. Except as set forth on
SCHEDULE 5.6, neither the Borrower nor any of its Material Subsidiaries has any Contingent Liabilities which would, if adversely determined, have a Material Adverse Effect and which are not provided for or disclosed in the financial statements delivered to the Agent pursuant to SECTION 5.5.

        5.7 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 5.7, no approval, authorization or consent of any trustee or holder of any indebtedness or obligation of the Borrower or of any other Person under any material agreement, contract, lease or license or similar document or instrument to which the Borrower or any of its Material Subsidiaries is a party or by which the Borrower or any such Material Subsidiary is bound (collectively, "Contracts"), is required to be obtained by the Borrower or any such Material Subsidiary in order to make or consummate the transactions contemplated under the Loan Documents. Except as further set forth in SCHEDULE 5.7, all material consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by the Borrower or any of its Material Subsidiaries in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

        5.8 SOLVENCY. As of the Closing and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made and to be made hereunder, and thereafter, the Borrower is Solvent and each of its Material Subsidiaries is Solvent. For purposes of this Agreement, "Solvent" means that (a) the fair market value of the Borrower's assets will be in excess of the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower as they mature; (b) the Borrower shall not have unreasonably small capital to carry on its business as conducted or as proposed to be conducted; (c) the Borrower does not intend to or believe that it will incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); (d) the Borrower does not intend to hinder, delay or defraud either present or future creditors; and (e) the Borrower will have received fair consideration and reasonably equivalent value in exchange for incurring its Obligations under the Loan Documents.

        5.9 EMPLOYMENT AND LABOR AGREEMENTS. Except as set forth on SCHEDULE 5.9, there are no employment agreements covering senior management of the Borrower or any of its Material Subsidiaries and there are no collective bargaining agreements or other labor agreements covering any employees of the Borrower or any such Subsidiary. A true and complete copy of each any such agreements has been furnished to the Agent.

        5.10 AGREEMENTS WITH AFFILIATES AND OTHER AGREEMENTS. Except as disclosed on SCHEDULE 5.10, neither the Borrower nor any of its Material Subsidiaries has entered into and, as of the Closing does not contemplate entering into, any material agreement or contract with any Affiliate of the Borrower other than the employment agreements disclosed on SCHEDULE 5.9. Neither the Borrower nor any of its Material Subsidiaries is a party to or is bound by any Contract or is subject to any restriction under its respective charter or formation documents, which has, or is likely in the future to have, a Material Adverse Effect.

        5.11 ERISA. All Employee Benefit Plans of the Borrower are listed on
SCHEDULE 5.11. All Pension Plans of the Borrower, including terminated Pension Plans, that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be qualified. All Pension Plans of the Borrower existing as of the date hereof continue to be so qualified. No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Pension Plan of the Borrower for which the thirty-day notice requirement may not be waived other than those of which the appropriate Governmental Authority has been notified. All Employee Benefit Plans of the Borrower have been operated in all material respects in accordance with their terms and applicable law, including ERISA, and no "prohibited transaction" (as defined in ERISA and the Code) that would result in any material liability to the Borrower or any of its Subsidiaries has occurred with respect to any such Employee Benefit Plan.

        5.12 LABOR MATTERS. There are no strikes or other labor disputes against the Borrower or any of its Material Subsidiaries or, to the best of the Borrower's knowledge threatened against the Borrower or any of its Material Subsidiaries, which would have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower or, to the best of the Borrower's knowledge, after Due Inquiry, or any of Borrower's Material Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could with reasonable likelihood result in a Material Adverse Effect. All payments due from the Borrower on account of employee health and welfare insurance which could with reasonable likelihood result in a Material Adverse Effect if not paid have been paid or, if not due, accrued as a liability on the books of the Borrower.

        5.13 MARGIN REGULATIONS. The Borrower does not own any "margin security," as that term is defined in Regulations G and U of the Federal Reserve Board, and the proceeds of the Loans under this Agreement will be used only for the purposes contemplated hereunder. None of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U and X. The Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

        5.14 TAXES. All material federal, state, local and foreign tax returns, reports and statements required to be filed by the Borrower and, to the best of the Borrower's knowledge, after Due Inquiry, by any of the Borrower's Material Subsidiaries have been filed with the appropriate Governmental Authorities and all Charges and other impositions shown thereon to be due and payable by the Borrower or such Material Subsidiary have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or the Borrower or such Material Subsidiary is contesting its liability therefore in good faith and has fully reserved all such amounts in the financial statements provided to the Agent pursuant to SECTION 6.1. The Borrower and each of its Material Subsidiaries has paid when due and payable all material Charges upon the books of the Borrower or such Material Subsidiary except as permitted pursuant to SECTION 6.4. Proper and accurate amounts have been withheld by the Borrower and each of its Material Subsidiaries from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. The Borrower and each of its Material Subsidiaries has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.

        5.15 TRADEMARKS, PATENTS, COPYRIGHTS AND LICENSES. The Borrower and each of its Material Subsidiaries possess and either own or have the right to use to the extent required all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses which are material to the conduct of their respective businesses as now operated, and each such trademark, tradename, copyright, patent and patent right is listed, together with applicable federal, state or foreign application and registration numbers, on
SCHEDULE 5.15. The Borrower and each of its Material Subsidiaries conduct their respective business without infringement or, to the best of the Borrower's knowledge, after Due Inquiry, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property Right of Others, except where such infringement or claim of infringement could not with reasonable likelihood result in a Material Adverse Effect. There is no infringement or, to the best of the Borrower's knowledge, after Due Inquiry, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of its Material Subsidiaries.

        5.16 NO BROKERS. No broker or finder acting on behalf of the Borrower brought about the obtaining, making or closing of this Agreement or the credit made available by the Lenders to the Borrower pursuant to this Agreement, and neither the Borrower nor any Affiliate of the Borrower has any obligation to pay any Person in respect of any finder's or brokerage fees in connection with the credit facilities contemplated by this Agreement.

        5.17 FULL DISCLOSURE. As of the Closing Date, no information contained in this Agreement, the other Loan Documents or, to the best of the Borrower's knowledge, any other documents or written materials furnished by or on behalf of the Borrower to the Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents contains any untrue or inaccurate statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading in light of the circumstances under which made.

        5.18 OTHER REGULATIONS. The Borrower is not: (a) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act or (b) an "investment company," or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act. The making of the Loans hereunder and the application of the proceeds and repayment thereof by the Borrower and the performance of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of the Investment Company Act, or any rule, regulation or order issued by the SEC thereunder.

        5.19 HAZARDOUS MATERIALS. Neither the Borrower nor any of its Material Subsidiaries has used Hazardous Materials (as defined hereinafter) on or affecting any premises at which the Borrower or any of its Material Subsidiaries has a place of business (collectively and singly the "premises") in any manner which violates federal, state or local laws, ordinances, statutes, rules, regulations or judgments governing the use, storage, treatment, handling, manufacture, transportation, or disposal of Hazardous Materials ("Environmental Laws"). The Borrower has never received any notice ("Environmental Complaint") of any violations of Environmental Laws (and, within five (5) days of receipt of any Environmental Complaint the Borrower shall give the Agent a copy thereof), and to the best of the Borrower's knowledge, there have been no actions commenced or threatened by any party for noncompliance with any Environmental Laws.

SECTION 6. BORROWER'S AFFIRMATIVE COVENANTS.

        The Borrower covenants and agrees that, so long as any of the Commitments shall be available and until the full, complete and indefeasible payment and performance of the Obligations, unless Requisite Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries, to do all of the following:

        6.1 RECORDS AND REPORTS. Maintain a system of accounting administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and deliver each of the following to Agent:

            (a) QUARTERLY FINANCIAL STATEMENTS. As soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such quarter, setting forth in each case in comparative form the consolidated and consolidating figures for the corresponding periods of the previous Fiscal Year for the same periods, all in reasonable detail and certified by the chief financial officer of the Borrower that they (i) are complete and fairly present the financial condition of the Borrower as at the dates indicated and the results of its operations and changes in its cash flow for the periods indicated, (ii) disclose all liabilities that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent and (iii) have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustment;

            (b) ANNUAL AUDITED FINANCIAL STATEMENTS. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated and consolidating figures for the previous year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon of Deloitte and Touche Firm, or other independent public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to Requisite Lenders, which report shall be unqualified and shall not contain an adverse opinion, or a disclaimer of opinion, shall not express doubts about the ability of the Borrower or its Subsidiaries to continue as a going concern, or be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Borrower's and its consolidated Subsidiaries' records and shall state that such consolidated financial statements present fairly the financial position of such Person as at the dates indicated and the results of operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such auditors in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards;

            (c) CERTAIN FILINGS AND OTHER INFORMATION. Promptly after the sending or filing thereof, copies of all reports or filings which the Borrower or any of its Subsidiaries sends to any of their securities holders, the Securities and Exchange Commission or any securities exchange on which the Borrower's or any of its Subsidiaries' securities are listed or traded and any and all press releases which the Borrower or any of its Subsidiaries issues or, as reasonably requested by the Agent or the Lenders, other information (whether or not publicly filed);

            (d) BORROWING BASE CERTIFICATES AND ACCOUNTS AGINGS. As soon as practicable and in any event within fifteen (15) days after the end of any Fiscal Quarter at any time during which the aggregate Loans outstanding plus the Letter of Credit Undrawn Amount exceed $50,000,000, a Borrowing Base Certificate, aging schedule of the Borrower's and its Subsidiaries' Accounts as of the last day of such preceding Fiscal Quarter and such other information as shall be requested by the Agent or Requisite Lenders, each duly executed by the chief financial officer or controller of the Borrower, with appropriate insertions satisfactory to the Agent, in its sole discretion;

            (e) COMPLIANCE CERTIFICATES. As soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Quarter, a Compliance Certificate dated as of the last day of such period, duly executed by the chief financial officer or controller of the Borrower;

            (f) FINANCIAL FORECASTS. No later than forty-five (45) days following the close of each Fiscal Year, consolidated and consolidating financial forecasts, including projected income statements, balance sheets, statement of cash flows and schedule of planned capital expenditures, in each case on a quarterly basis for the upcoming Fiscal Year and including a substantive description of each of the material underlying assumptions used in preparing such consolidated and consolidating financial forecasts, in form and detail reasonably satisfactory to the Lenders;

            (g) AUDITORS' LETTERS. Promptly upon receipt thereof, copies of all material reports submitted to the Borrower by its independent public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower or its Subsidiaries made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

            (h) NOTICES. Promptly upon any Responsible Person of the Borrower obtaining actual knowledge (i) of any condition or event which constitutes an Event of Default or Potential Event of Default under this Agreement, (ii) that any Person has given any notice or taken any other action with respect to a claimed default or event or condition of the type referred to in SECTION 9.1(C) of this Agreement, (iii) of the institution of any litigation or investigation by any Governmental Authority involving an alleged liability (regardless of whether insured) of the Borrower or any of its

Subsidiaries equal to or greater than $250,000 or any adverse determination in any litigation involving a potential liability of the Borrower or any of its Subsidiaries equal to or greater than $250,000, (iv) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole or (v) of any action or event which might have a Material Adverse Effect, (vi) of the change of the executive office or the principal place of business of Borrower or any Subsidiary or of the location of a Borrower's or any Subsidiary's books and records, (vii) of any change in the name of the Borrower or any Subsidiary, or
(viii) of any change in the Borrower's or any Subsidiary's certified accountant or any resignation, or decision not to stand for re-election, by any member of its Board of Directors, a certificate of a Responsible Person specifying the notice given or action taken by such Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition and what action has been taken, is being taken and is proposed to be taken with respect thereto;

            (i) TERMINATION EVENTS; PROHIBITED TRANSACTIONS. Promptly upon becoming aware of the occurrence of any (i) Termination Event in connection with any Pension Plan or (ii) "prohibited transaction" (as such term is defined in ERISA and the Code) in connection with any Employee Benefit Plan or any trust created thereunder, a written notice specifying the nature thereof, what action has been taken, is being taken or is proposed to be taken with respect thereto, and, when known, any action taken or threatened by the IRS or the PBGC with respect thereto;

            (j) ERISA. With reasonable promptness, copies of (i) all notices received by the Borrower or any of its ERISA Affiliates of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the IRS with respect to each Pension Plan covering employees of the Borrower or any of its Subsidiaries and (iii) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

            (k) PENSION PLANS. Promptly upon receipt, any challenge by the IRS to the qualification under Section 401 or 501 of the Code of any Pension Plan;

            (l) TAX RETURNS. Upon the request of the Agent or Requisite Lenders, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by or on behalf of the Borrower;

            (m) REAL ESTATE NOTICES. Promptly upon receipt, copies of any material notices, including, without limitation, notices of default, received by the Borrower from any lessor of real estate; and

            (n) OTHER INFORMATION. With reasonable promptness, such other information and data, including, without limitation, lists of Property and accounts, budgets, agreements with insurers, forecasts and reports, as from time to time may be reasonably requested by the Agent or Requisite Lenders.

        All financial statements to be delivered by the Borrower to the Agent pursuant to this SECTION 6.1 will present fairly the financial condition of the applicable Person as of the date thereof; will disclose all liabilities of the Borrower and its consolidated Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and will have been prepared in accordance with GAAP. All tax returns submitted to the Agent will, to the best of the Borrower's knowledge, be true and correct. The Borrower hereby agrees that each time it submits a financial statement or tax return to the Agent, the Borrower shall be deemed to represent and warrant to the Lenders that such financial statement or tax return complies with all of the preceding requirements set forth in this paragraph, as appropriate.

        6.2 CORPORATE RIGHTS; FACILITIES; CONDUCT OF BUSINESS.

            (a) MAINTENANCE OF EXISTENCE AND RIGHTS. Maintain and preserve in full force and effect its corporate existence and all rights, licenses, leases, qualifications, privileges, franchises and other authority adequate for the conduct of its business except where the lapsing of any of the foregoing could not with reasonable likelihood have a Material Adverse Effect;

            (b) MAINTENANCE OF PROPERTIES. Maintain, preserve and protect its material properties, assets, equipment and facilities in good order and working repair and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto;

            (c) MAINTENANCE OF INTELLECTUAL PROPERTY. Maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations; and

            (d) MAINTENANCE OF BUSINESS. Conduct its business in an orderly manner without voluntary interruption.

        6.3 INSURANCE. Maintain with financially sound and reputable companies, reasonably satisfactory to the Agent, such insurance in such amounts and subject to such deductibles and other terms as is usual in the businesses conducted and previously conducted by the Borrower or its Subsidiaries, covering, without limitation, product liability, fire, theft, public liability, personal injury, property damage, worker's compensation and extended coverage insurance covering the Borrower's and such Subsidiaries' respective Property and assets, as well as business interruption and hazard insurance. The property insurance required hereunder of Borrower shall contain a loss payable endorsement (form BFU 438 or equivalent) in favor of the Agent on behalf of the Lenders and satisfactory to the Agent and obtained at the Borrower's expense and shall name each Lender as an additional insured. The Borrower shall, if so requested by the Agent or Requisite Lenders, deliver to the Agent, as often as the Agent may reasonably request, schedules identifying all insurance then in effect and certificates evidencing such insurance.

        6.4 TAXES AND OTHER LIABILITIES. Promptly pay and discharge all Charges when due and payable, except (a) such as may be paid thereafter without penalty or (b) such as may be contested in good faith by appropriate proceedings and for which an adequate reserve has been established and is maintained in accordance with GAAP. The Borrower shall promptly notify the Agent of any material challenge, contest or proceeding pending by or against the Borrower or any of the Borrower's Subsidiaries before any taxing authority.

        6.5 INSPECTION RIGHTS; ASSISTANCE. Upon one (1) day's notice if an Event of Default exists, and upon seven (7) days' notice if no Event of Default exists, from time to time during normal business hours and without unreasonably interfering with the Borrower's normal business activities, permit the Agent or any Lender or any agent, representative or employee thereof, to examine and make copies of and abstracts from the financial records and books of account of, and visit the Properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its executive officers to the extent any of the foregoing may be relevant to the Borrower's obligations under the Loan Documents. All out of pocket expenses connected with one inspection and examinations shall be at the Borrower's expense. Provided that if no Event of Default or potential Event of Default has occurred, Borrower shall only be obligated to reimburse the Agent(s) or any Lender's out of pocket expenses for one examination per year. Within 45 days after the end of each Fiscal Year, the Borrower shall conduct a meeting of Lenders to discuss such Fiscal Year's results and the financial condition of the Borrower at which shall be present the chief executive officer and the chief financial officer of the Borrower. Such meetings shall be held at a time and place convenient to the Lenders and the Borrower.

        6.6 COMPLIANCE WITH LAWS. Exercise all due diligence in order to comply in all material respects with the requirements of all applicable laws, rules, regulations, orders, writs, judgments, decrees, determinations and awards of any Governmental Authority, non-compliance with which would have a Material Adverse Effect; provided, however, that the Borrower may contest any act, regulation, order, decree or direction in any reasonable manner which shall not, in the reasonable opinion of Requisite Lenders, adversely affect the Lenders' rights hereunder.

        6.7 MATERIAL AGREEMENTS. Comply in all respects with the terms of each agreement to which it is a party, except where all instances of any failure to so comply could not, in the aggregate, be reasonably likely to result in a Material Adverse Effect.

        6.8 SUPPLEMENTAL DISCLOSURE. From time to time as may be necessary (in the event that such information is not otherwise delivered by the Borrower to the Agent or the Lenders pursuant to this Agreement), so long as there are Obligations outstanding hereunder, disclose to the Agent in writing any material matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described by the Borrower in this Agreement or any of the other Loan Documents (including all Schedules and Exhibits hereto or thereto) or which is necessary to correct any information set forth or described by the Borrower hereunder or thereunder or in connection herewith which has been rendered inaccurate thereby.

        6.9 ENVIRONMENTAL CONDITION, INVESTIGATIONS AND INDEMNIFICATION.

            (a) Use its properties and assets in such a manner as to comply with all Environmental Laws and shall not use its properties and assets for the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials other than in accordance with Environmental Laws; take reasonable efforts to ensure that (i) none of its properties or assets will be designated or identified in any manner pursuant to any Environmental Laws as a Hazardous Materials disposal site, or a candidate for closure pursuant to any Environmental Laws and (ii) no Lien arising under any Environmental Laws will attach to any revenues or to any real or personal property owned by the Borrower or its Subsidiaries.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials on or affecting the premises, whether caused by the Borrower or a third party, in accordance with all Environmental Laws to the satisfaction of the Agent and Requisite Lenders, and in accordance with the orders and directives of all federal, state, and local governmental authorities.

        6.10 ENFORCEMENT OF COVENANTS NOT TO COMPETE. Preserve, protect and defend, to the extent permitted by applicable law and consistent with good business judgement, all of its rights with respect to any covenant not to compete contained in any of its material contracts.

        6.11 FURTHER ASSURANCES. Execute, deliver and perform (in addition to the obligations and documents which this Agreement expressly requires the Borrower or its Subsidiaries to execute, deliver and perform) any and all further acts or documents which the Agent or Requisite Lenders may reasonably require to give full effect to the purposes of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, upon the request of the Agent or Requisite Lenders, the Borrower agrees to update from the Closing Date the Schedules hereto, and affirm the accuracy of such Schedules as of the date of such update, whereupon, with the concurrence of Requisite Lenders, such updated Schedules shall be substituted for the preexisting Schedules and all references in this Agreement to the Closing Date shall refer to the date of such updated Schedules.

SECTION 7. BORROWER'S NEGATIVE COVENANTS.

        So long as any of the Commitments shall be available and until full, complete and indefeasible payment and performance of the Obligations, unless Requisite Lenders shall otherwise consent in writing, the Borrower covenants and agrees as follows:

        7.1 LIENS; NEGATIVE PLEDGES. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to any of their respective Property, whether now or hereafter owned, leased or acquired, except (collectively, the "Permitted Liens"):

            (a) Existing Liens disclosed on SCHEDULE 7.1, provided that the obligations secured thereby are not increased;

            (b) Purchase money Liens on any Property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) any such Lien attaches to such Property concurrently with, or within twenty (20) days after, the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) such Indebtedness is incurred to finance Capital Expenditures permitted under SECTION 7.6 of this Agreement and is permitted under SECTION 7.3 of this Agreement;

            (c) Liens for taxes, assessments or levies if payment shall not at the time be required to be made in accordance with SECTION 6.4 of this Agreement;

            (d) Liens not exceeding an aggregate amount of $250,000 in respect of pledges or deposits (i) under workers' compensation laws, unemployment insurance and other types of social security or similar legislation, (ii) in connection with surety, appeal and similar bonds incidental to the conduct of litigation, (iii) incidental to the conduct of the business of the Borrower or any of its Subsidiaries and which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, or (iv) securing obligations contested in good faith; provided that the Liens permitted by this
SECTION 7.1(D) do not in the aggregate materially detract from the value of the assets or Property of or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries taken as a whole;

            (e) Permitted Rights of Others;

            (f) Easements, rights of way restrictions, minor defects or other irregularities in title or other similar charges or encumbrances not interfering in any material way with the ordinary course of the Borrower's or any of its Subsidiaries' businesses;

            (g) Liens relating to Capital Leases;

            (h) Bankers' liens in the nature of rights of set-off arising in the ordinary course of business of the Borrower or its Subsidiaries; and

            (i) Extensions or renewals of any Lien described in this SECTION
7.1.

        7.2 INVESTMENTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or suffer to exist any Investment or enter into any agreement to make any Investment, except:

            (a) Investments in the Borrower's Subsidiaries and other Investments existing on the Closing Date, in each case as disclosed on SCHEDULE 7.2(A);

            (b) Investments expressly permitted pursuant to the Borrower's investment policy attached hereto as SCHEDULE 7.2(B) (collectively, "Cash Equivalents");

            (c) Loans to employees of the Borrower or its Subsidiaries permitted under SECTION 7.4 of this Agreement and in an aggregate principal amount outstanding at any time not to exceed $1,000,000;

            (d) Investments received in the settlement of any debt owing to the Borrower or any of its Subsidiaries, where such debt was incurred in the ordinary course of business;

            (e) Investments which are Capital Expenditures permitted by SECTION
7.6 of this Agreement;

            (f) Investments which are Acquisitions provided that the sole consideration for such Acquisition consists of the capital stock of the Borrower or, to the extent that the consideration paid in an Acquisition consists of cash or Cash Equivalents, the cash or Cash Equivalent consideration paid in such Acquisition does not, in the aggregate with all such Acquisitions during the previous rolling four-quarter period at the time of the closing of such Acquisition, exceed an amount equal to $50,000,000; and

            (g) Investments up to an aggregate amount not exceeding $20,000,000 in a wholly-owned Subsidiary of Borrower to be organized by Borrower under the laws of Bermuda (the "Bermuda Subsidiary") for the purpose of making sales of Borrower's products and services into foreign countries provided the same is approved in writing by Requisite Lenders, such approval not to be unreasonably withheld in the event Borrower provides the following, each in form and substance satisfactory to Requisite Lenders: (i) Agent and Lenders shall have received, at least twenty (20) days prior to the date of any such proposed Investment, written notification of such proposed Investment detailing the business plan, projections, anticipated assets and liabilities, and such other financial and operational information as Agent or any Lender may request, together with such information as shall enable Requisite Lenders to determine in their reasonable judgment whether the Bermuda Subsidiary will be required by Requisite Lenders to become a co-borrower with Borrower or a guarantor of the Obligations of Borrower hereunder, and (ii) such documentation as may be required by Requisite Lenders executed by the Bermuda Subsidiary evidencing such co-borrower or guarantee obligations, (iii) a legal opinion of Bermuda counsel to the Bermuda Subsidiary addressing such matters as Agent or Requisite Lenders may request.

        7.3 LIMITATIONS ON INDEBTEDNESS; CONTINGENT OBLIGATIONS. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, guarantee, agree to purchase or repurchase, permit the conversion of its Stock into, or provide funds in respect of, or otherwise become or be or remain liable with respect to, any Indebtedness (other than Indebtedness of the Borrower or Indebtedness of the Borrower's Subsidiaries in favor of the Lenders and the Agent arising under this Agreement, the Notes and the other Loan Documents) to the extent that such other Indebtedness would exceed at any one time in the aggregate an amount equal to the sum of (a) ten percent (10.0%) of Consolidated Effective Tangible Net Worth and (b) all principal amounts outstanding under the Taiwan Semi-Conductor

Manufacturing Corporation promissory notes, which outstanding principal amount is, as of the date of this Agreement, equal to $24,000,000 (collectively, "Permitted Indebtedness"). SCHEDULE 7.3 sets forth existing Indebtedness of the Borrower for each item of Indebtedness the amount of which exceeds $500,000.

        7.4 EMPLOYEE LOANS AND EXECUTIVE COMPENSATION. Except as set forth on
SCHEDULE 7.4, the Borrower shall not make or accrue, or permit any of its Subsidiaries to make or accrue, any loans or other advances of money to any officer or employee of any of them, other than reimbursable advances incurred in the ordinary course of the Borrower's business and except as otherwise permitted by SECTION 7.2 hereof.

        7.5 OPERATING LEASES. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligations to make payments (including taxes, insurance, maintenance and similar payments which are required to be paid under the terms of the subject lease or agreement) for the rental of property under operating leases or agreements to lease (other than agreements for Capital Leases) having a term of one year or more which, exclusive of operating leases existing on the date hereof and, when valued on a basis of eight (8) times the annual lease rental thereunder (as so valued, "Operating Lease Obligations") and taken together with all outstanding Capital Lease Obligations entered into after the date hereof, exceed $5,000,000.00 in the aggregate outstanding at any time.

        7.6 CAPITAL EXPENDITURES. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or incur, Capital Expenditures during any Fiscal Year in excess of an amount greater than Forty-Five Million Dollars ($45,000,000).

        7.7 RESTRICTION ON FUNDAMENTAL CHANGES. The Borrower shall not, and shall not permit any of its Subsidiaries to enter into, any transaction of merger or consolidation, directly or indirectly, whether by operation of law or otherwise, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), engage in any Asset Sales, suffer to occur a Change of Control or sell or dispose of any of the Borrower's Stock, except:

            (a) any of the Borrower's Subsidiaries may be merged into the Borrower or any wholly-owned Subsidiaries of the Borrower, provided that no Event of Default or Potential Event of Default has occurred and is continuing or would result from such merger and the Borrower, if a party to such merger, is the surviving entity;

            (b) the Borrower or its Subsidiaries may enter into sale-leaseback transactions provided that the aggregate value of all Property sold by the Borrower or its Subsidiaries in such transactions (determined by the higher of the book value of such Property or the gross proceeds paid or payable to the Borrower or its Subsidiaries' in connection with such transactions) for all such transactions does not exceed $8,000,000; and

            (c) other Asset Sales to the extent that the aggregate Net Cash Proceeds arising after the date of this Agreement do not exceed $25,000,000.

        7.8 TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate of the Borrower, except:

            (a) As set forth on SCHEDULE 7.8;

            (b) In the ordinary course of and pursuant to the reasonable requirements of the Borrower's or its Subsidiaries' businesses and upon fair and reasonable terms that are approved by the Board of Directors, fully disclosed to the Agent and no less favorable to the Borrower or its Subsidiaries, as the case may be, than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower.

        7.9 MAINTENANCE OF BUSINESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business materially different than the businesses currently engaged in by the Borrower or such Subsidiary.

        7.10 EVENTS OF DEFAULT. The Borrower shall not take or omit to take any action, which act or omission would, with the lapse of time, or otherwise constitute (a) a Default or Event of Default under any of the Loan Documents or
(b) a default or an event of default under any Principal Contracts and Joint Ventures or the Sobrato Lease.

        7.11 ERISA.

            (a) Neither the Borrower nor any ERISA Affiliate of the Borrower shall incur any obligation to contribute to a Pension Plan required by a collective bargaining agreement or as a consequence of the acquisition of an ERISA Affiliate, unless (i) the Borrower or such ERISA Affiliate shall notify the Agent in writing that it intends to incur such obligation and (ii) after the Agent's receipt of such notice, Requisite Lenders consent to the establishment or maintenance of, or the Borrower's incurring an obligation to contribute to, the Pension Plan, which consent may not unreasonably be withheld but may be subject to such reasonable conditions as Requisite Lenders may require.

            (b) If the Borrower or any ERISA Affiliate of the Borrower incurs any obligation to contribute to any Pension Plan, then the Borrower shall not
(i) terminate, or permit such ERISA Affiliate to terminate, any Pension Plan so as to result in any liability that would have a Material Adverse Effect or (ii) make or permit such ERISA Affiliate to make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any liability that would have a Material Adverse Effect.

        7.12 NO USE OF ANY LENDER'S NAME. Except as required by law, the Borrower shall not, and shall not permit any of its Subsidiaries to, use or authorize others to use, any Lender's name or marks in any publication or public medium, including, without limitation, any prospectus, without such Lender's advance written authorization and neither the Borrower nor any Lender shall use or authorize others to use the other party's name in any press release or advertisement without the other party's advance written consent.

        7.13 NEGATIVE PLEDGE CLAUSES. The Borrower shall not enter into or cause, suffer or permit to exist any agreement with any Person (other than, with respect to clause (i), below, the Agent and the Lenders pursuant to this Agreement) which prohibits or limits the ability of the Borrower or its
Subsidiaries: (i) to create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired; provided, however, that the Borrower or its Subsidiaries may enter into such an agreement in connection with Property acquired with the proceeds of purchase money Indebtedness or any Capital Lease permitted by this Agreement when such prohibition or limitation by its terms is effective only against the assets subject to such Lien; and (ii) to make payments to the Borrower by way of dividends, advances, reimbursement or otherwise.

SECTION 8. FINANCIAL COVENANTS OF BORROWER.

        The Borrower covenants and agrees that so long as any Obligations shall be outstanding or any Commitment shall be available, unless Requisite Lenders otherwise shall consent in writing, the Borrower and its consolidated Subsidiaries shall maintain all of the following financial covenants. The Borrower agrees and understands that (except as expressly provided herein) all covenants under this SECTION 8 shall be subject to compliance as measured as of the last day of each Fiscal Quarter. For purposes of this SECTION 8 the aggregate principal amount of Loans outstanding under the Revolving Credit Facility will be deemed to constitute current liabilities.

        8.1 MINIMUM EFFECTIVE TANGIBLE NET WORTH. Maintain as at the end of each Fiscal Quarter Consolidated Effective Tangible Net Worth of an amount equal to no less than the sum of (a) $270,000,000 plus (b) an amount equal to 75.0% of the cumulative quarterly net income, exclusive of losses of the Borrower and its Subsidiaries (exclusive of profits from joint ventures of which the Borrower or any of its Subsidiaries is a partner or member) commencing with the Fiscal Quarter beginning July 1, 1997 plus (c) an amount equal to 100.0% of the net proceeds received by the Borrower or its Subsidiaries on or after July 1, 1997 from any issuances of Stock, other equity interests of the Borrower or its Subsidiaries or Subordinated Debt; provided, however, that in the event that, in connection with one or more Acquisitions on or after July 1, 1997 by the Borrower or its Subsidiaries, the Borrower's public accountants determine that previously incurred costs associated with in-process research and development must be written off, the minimum required Consolidated Effective Tangible Net Worth shall be reduced by the amount of such write-offs to the extent that the aggregate amount of all such write-offs in connection with such Acquisitions does not exceed $50,000,000.

        8.2 MINIMUM QUICK RATIO. Maintain as at the end of each Fiscal Quarter a Quick Ratio of at least 1.50:1.00.

        8.3 PROFITABLE OPERATIONS. Maintain net income and operating income (in each case exclusive of earnings from joint ventures of which the Borrower or any of its Subsidiaries is a partner or member) for each Fiscal Quarter together with the next preceding three Fiscal Quarters taken in the aggregate of at least One Dollar.

        8.4 MAXIMUM CONSOLIDATED LEVERAGE RATIO. Maintain as at the end of each Fiscal Quarter a Consolidated Leverage Ratio not to exceed .90:1.00.

        8.5 MAXIMUM OTHER ASSETS. Maintain as at the end of each Fiscal Quarter Other Assets not to exceed an amount equal to $70,000,000.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

        9.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an Event of Default:

            (a) INSTALLMENTS OF PRINCIPAL. The Borrower shall fail to pay any installment of principal under this Agreement or any of the Notes on the date such installment shall become due and payable; or

            (b) OTHER PAYMENTS. The Borrower shall fail to pay any installment of interest on any Loan or any of the other Obligations of the Borrower to the Lenders or the Agent arising under this Agreement, the Notes or any of the other Loan Documents when and as the same shall become due and payable, whether by acceleration or otherwise and such failure shall not have been cured to Requisite Lenders' satisfaction within five (5) calendar days; or

            (c) CROSS DEFAULTS. The Borrower or any of its Subsidiaries shall after any required notice thereunder and after the expiration of applicable grace periods (i) default in the repayment of any principal of or the payment of any interest in respect of the Sobrato Lease or on any Indebtedness exceeding in the aggregate a principal amount of $500,000, (ii) breach or violate any term or provision of the Principal Contracts and Joint Ventures or (iii) breach or violate any term or provision of any promissory note, loan agreement, mortgage, indenture or other evidence of such Indebtedness pursuant to which amounts outstanding in the aggregate exceed $500,000, and such failure continues after the applicable grace or notice period, if any, if the effect of such breach is to permit the acceleration of such indebtedness (or any Contingent Obligation to become payable or any collateral in respect thereof to be demanded (whether or not waived by the note holder or obligee); or

            (d) REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by or on behalf of the Borrower in this Agreement or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false, misleading or incomplete in any material respect when made; or

            (e) SPECIFIC DEFAULTS. The Borrower shall fail or neglect to perform, keep or observe any of the covenants contained in SECTIONS 7 OR 8 of this Agreement; or

            (f) OTHER DEFAULTS. Subject to SECTIONS 9.1(A), (B) and (E) of this Agreement, the Borrower or any of its Subsidiaries shall fail or neglect to perform, keep or observe any covenant or provision of this Agreement or of any of the other Loan Documents or any other document or agreement executed by the Borrower or its Subsidiaries in connection therewith and the same has not been cured to Requisite Lenders' satisfaction within thirty (30) calendar days after the Borrower shall become aware thereof, whether by written notice from the Agent or any Lender or otherwise or should reasonably have become aware thereof; provided, however, that if the same is susceptible of cure but, due to the nature thereof, cannot be cured within said thirty (30) day period, such cure period shall be extended for a reasonable period of time not exceeding an additional sixty (60) days so long as the Borrower has commenced said cure within such thirty (30) day period and is at all times thereafter diligently completing the cure thereof; or

            (g) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Borrower or any of its Subsidiaries (i) shall cease or fail to be Solvent, or generally shall fail to pay, or admit in writing their inability to pay, their debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) shall voluntarily liquidate, dissolve or cease to conduct their businesses in the ordinary course (except for entities without material assets or revenues); (iii) shall commence any Insolvency Proceeding with respect to itself; or (iv) shall take any action to effectuate or authorize any of the foregoing; or

            (h) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding shall be commenced or filed against the Borrower or any of its Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the Borrower's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty
(60) days after commencement, filing or levy; (ii) if the Borrower or any of its Subsidiaries shall admit the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any of its Subsidiaries shall acquiesce in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

            (i) MONETARY JUDGMENTS. There shall be a money judgment, writ or warrant of attachment or similar process entered or filed against the Borrower or any of its Subsidiaries which is not fully covered by insurance (subject to reasonable deductibles) and remains unvacated, unbonded, unstayed or unpaid or undischarged for more than thirty (30) days (whether or not consecutive) or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder, which, together with all such other unvacated, unbonded, unstayed, unpaid and undischarged judgments or attachments against Borrower exceeds in the aggregate $250,000; or

            (j) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree shall be rendered against the Borrower which does or would reasonably be expected to result in a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (k) INVALIDITY OF LOAN DOCUMENTS. Any material provision of the Loan Documents, for any reason other than the satisfaction in full of the Obligations thereunder, shall cease to be, or shall be asserted by the Borrower not to be, a legal, valid and binding obligation of the Borrower or its applicable Subsidiaries, enforceable in accordance with its terms, and such occurrence has not been cured to Requisite Lenders' satisfaction within five (5) Business Days after the Borrower shall have received notice of such failure from the Agent or any Lender or within thirty (30) days of when the Borrower shall have become aware thereof (whichever period is less); or

            (l) CHANGE OF CONTROL. There shall occur any Change of Control; or

            (m) SUSPENSION OF BUSINESS OPERATIONS. If the Borrower or any of its Subsidiaries shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Borrower or such Subsidiary for a period of more than 60 consecutive days, which suspension in the good faith judgment of the Agent could reasonably be expected to have a Material Adverse Effect; or

            (n) MATERIAL ADVERSE CHANGE. There shall have been a change in the assets, liabilities, financial condition, operations or affairs of the Borrower or any of its Subsidiaries, other than changes in the ordinary course of business, which in the reasonable determination of Requisite Lenders has, either individually or in the aggregate, a Material Adverse Effect.

        9.2 WAIVER OF DEFAULT. Any Event of Default may be waived only with the written consent of Requisite Lenders; except that any Event of Default under any of SECTIONS 9.1(A), 9.1(B), 9.1(G) and 9.1(H) of this Agreement may only be waived with the written consent of all Lenders. Any Event of Default so waived shall be deemed to have been cured and not to be continuing; but no such waiver shall be deemed a continuing waiver or shall extend to or affect any subsequent like default or impair any rights arising therefrom.

        9.3 REMEDIES. Upon the occurrence and continuance of any Event of Default or Potential Event of Default, the Lenders shall have no further obligation to advance money or extend credit to or for the benefit of the Borrower. In addition, upon the occurrence and during the continuance of an Event of Default, the Lenders or the Agent, on behalf of the Lenders, may, at the option of Requisite Lenders, do any one or more of the following, all of which are hereby authorized by the Borrower:

            (a) Declare all or any of the Obligations of the Borrower under this Agreement, the Notes, the other Loan Documents and any other instrument executed by the Borrower pursuant to the Loan Documents to be immediately due and payable, and upon such declaration such Obligations so declared due and payable shall immediately become due and payable; provided that if such Event of Default is under part (g) or (h) of SECTION 9.1 of this Agreement, then all of the Obligations shall become immediately due and payable forthwith without the requirement of any notice or other action by the Lenders or the Agent;

            (b) Terminate this Agreement as to any future liability or obligation of the Lenders; provided that if such Event of Default is under part
(g) or (h) of SECTION 9.1 of this Agreement, then all future liability and obligations of the Lenders shall immediately terminate without the request or notice or other action by the Lenders or the Agent.

            (c) To the extent permitted by laws applicable to the making of dividends or distributions to equity holders, but without regard to any negative effect on the Borrower's tax status, require the Borrower to cause each of its Subsidiaries to dividend to the Borrower all cash flow;

            (d) Exercise in addition to all other rights and remedies granted hereunder, any and all rights and remedies granted under the Loan Documents or otherwise available at law or in equity; and

            (e) Demand that the Borrower (i) deposit cash with the Agent in an amount equal to the amount of any Letter of Credit Undrawn Amount remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and the Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees and commissions scheduled or payable over the remaining term of each Letter of Credit.

        9.4 SET-OFF.

            (a) RIGHTS OF SET-OFF. Subject to SECTION 9.4(B) below, during the continuance of an Event of Default, any deposits or other sums credited by or due from any Lender to the Borrower may be set off against the Obligations and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lenders.

            (b) REQUISITE LENDERS' CONSENT TO SET-OFF REQUIRED. Each Lender agrees that it shall not, and that it shall not attempt to, exercise any right of set-off, banker's lien or similar remedy against any of the Property of the Borrower without the prior written consent of Agent or Requisite Lenders.

        9.5 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall receive from the Borrower or any other source whatsoever on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, bankers' lien, counterclaim, cross-action, enforcement of any claim evidenced by this Agreement or any of the other Loan Documents or by proof thereof in any case under the Bankruptcy Code or similar proceeding or otherwise) which is in excess of its respective Pro Rata Share of payments on account of the Loans obtained by all Lenders with respect to such Loans, such Lender shall forthwith (a) notify the Agent of such fact and (b) make such dispositions and arrangements with each other Lender with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each such Lender receiving in respect of the amounts due such Lender, under this Agreement its ratable share of such payments; provided, however, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

        9.6 RIGHTS AND REMEDIES CUMULATIVE. The Lenders' and the Agent's rights and remedies under this Agreement shall be cumulative. The Lenders and the Agent shall have all other rights and remedies not inconsistent herewith as provided at law or in equity. No exercise by any Lender or the Agent of one right or remedy shall be deemed an election. No delay by any Lender or the Agent shall constitute a waiver, election or acquiescence by such party.

SECTION 10. AGENT.

        10.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints, designates and authorizes Comerica as the Agent under this Agreement and under each of the other Loan Documents and irrevocably authorizes the Agent to take such action on its behalf under and subject to the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

        10.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        10.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower or any Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform their obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or


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
to inspect the Properties, books or records of the Borrower or any of its Affiliates.

        10.4 RELIANCE BY AGENT.

            (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel directed to the Agent (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders or all the Lenders where so required as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders or all the Lenders where so required and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

            (b) For purposes of determining compliance with the conditions precedent specified in SECTION 4, each Lender that has executed this Agreement or shall hereafter execute and deliver an Assignment and Acceptance in accordance with SECTION 11.2(A) of this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to Lender, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Lender shall not have made available to Agent such Lender's ratable portion of such Borrowing.

        10.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent on behalf and for the benefit of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be requested by Requisite Lenders in accordance with this SECTION 10; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem in the best interest of the Lenders.


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        10.6 NON-RELIANCE. Each Lender expressly acknowledges that none of the
Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender confirms to the Agent that it has not relied, and will not hereafter rely, on the Agent to check or inquire on such Lender's behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with the Loan Documents or the transactions herein contemplated (whether or not the information has been or is hereafter distributed to such Lender by the Agent). Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower under and pursuant to this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any Agent-Related Persons. The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations or warranties, recitals or statements made herein or therein or made in any written or oral statements, or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Lenders or by or on behalf of the Borrower to the Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.

        10.7 INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand all Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against


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any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or other out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this SECTION 10.7, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders in this SECTION 10.7 shall survive the payment of all Obligations.

        10.8 AGENT IN INDIVIDUAL CAPACITY. Comerica and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and its Affiliates as though Comerica were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans, Comerica shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include Comerica in its individual capacity.

        10.9 SUCCESSOR AGENT. The Agent may, and at the request of Requisite Lenders shall, resign as the Agent upon thirty (30) days' notice to the Borrower and the Lenders. If the Agent shall resign as Agent under this Agreement, Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this SECTION 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this


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Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as Requisite Lenders appoint a successor agent as provided for above.

        10.10 DOCUMENTATION AGENT. The Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Documentation Agent shall not be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

SECTION 11. AMENDMENTS AND WAIVERS; ASSIGNMENTS, PARTICIPATION, ETC.

        11.1 AMENDMENTS AND WAIVERS. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by Requisite Lenders and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all Lenders and acknowledged by the Agent, do any of the following:

            (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to SECTION 9.3 of this Agreement) or subject any Lender to any additional obligations;

            (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Loan Document (including in respect of any Mandatory Prepayment);

            (c) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

            (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

            (e) amend this SECTION 11.1;

and, provided further, that no amendment, modification, waiver or consent shall, unless in writing and signed by the Agent in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.


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
        11.2 ASSIGNMENTS, PARTICIPATION, ETC.

            (a) Any Lender may, with the written consent executed by the Borrower (at all times other than during the existence of an Event of Default in which event the Borrower's consent shall not be required) and the Agent (and written notice to each other Lender), which consents shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower, the Issuing Bank or the Agent shall be required in connection with any assignment and delegation by such Lender to an Affiliate of such Lender which Affiliate is controlled by or under common control with such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of the aggregate Commitments of $10,000,000; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of EXHIBIT G ("Assignment and Acceptance") together with any Note or Notes subject to such assignment; and (C) the assignor Lender or Assignee has paid to the Agent a processing fee of $3,000; provided that no processing fee shall be charged for any assignment to a Lender or an Affiliate of a Lender, and further provided that the Borrower shall not pay any fees or costs in connection with such assignment.

            (b) From and after the date that the Agent notifies the assigning Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents; provided, however, that the assigning Lender shall not relinquish its rights to indemnification pursuant to SECTION 12.3 of this Agreement, such rights to indemnification shall survive the assignment and the assigning Lender shall retain such rights co-extensively with the other Indemnitees.

            (c) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Borrower shall execute and deliver to the Agent new Notes on the same terms and conditions as the original Notes evidencing such Assignee's assigned Loans and Commitments and, if the assignor Lender has retained a portion of its Loans and its Commitments, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignor, Lender or its Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments


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
arising therefrom. The Commitments allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

            (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower and not reasonably known after Due Inquiry by such Lender to be an active competitor of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents in a minimum amount of $10,000,000; provided, however, that (i) the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Documents, except to the extent such amendment, consent or waiver would require unanimous consent of Lenders as described in clauses (A), (C) and (D) of the first proviso to SECTION 11.1 of this Agreement. In the case of any such participation, the Participant shall be entitled to the benefit of SECTIONS 3.1, 3.3, 3.6, 11.1 of this Agreement (but solely with respect to those matters set forth in clauses (A), (C) and (D) thereof requiring the consent of all Lenders), and 12.3 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interests were owing directly to it as a Lender under this Agreement.

            (e) Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Borrower and provided to it by the Borrower, or by the Agent on the Borrower's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use, or disclose any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when otherwise required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to such Lender's independent auditors and other professional advisors, provided that such auditors and professional advisors shall be required to similarly protect the confidentiality of such information. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in


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such Lender's possession concerning the Borrower which has been delivered to the
Agent or the Lenders pursuant to this Agreement or which has been delivered to the Agent or the Lenders by the Borrower in connection with the Lenders' credit evaluation of the Borrower prior to entering into this Agreement; provided that, unless otherwise agreed in writing in advance by the Borrower, such Transferee agrees in writing to such Lender and Borrower to keep such information confidential to the same extent required of Lenders hereunder.

            (f) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans or Notes made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

SECTION 12. MISCELLANEOUS.

        12.1 NO WAIVER BY AGENT OR LENDERS. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege under this Agreement, the Notes or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        12.2 ENTIRE AGREEMENT; CONSTRUCTION.

            (a) This Agreement, the Notes and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement among the Borrower, the Lenders and the Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

            (b) This Agreement is the result of negotiations between and has been reviewed by the Borrower, the Lenders executing this Agreement as of the Closing Date and the Agent and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, the Lenders or the Agent. The Borrower, the Lenders and the Agent each severally agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish the Borrower's, any Lender's or the Agent's actual intentions.

        12.3 INDEMNIFICATION. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless the Agent, each Lender and each of their


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respective directors, officers, employees and agents and any Person who controls any of them within the meaning of the federal, state and foreign securities laws (each an "Indemnitee" and collectively, the "Indemnitees") from and against any liabilities, losses, obligations, damages, penalties, expenses or costs of any kind or nature and from any suits, judgments, claims or demands (including, without limitation, in respect of or for reasonable fees and other disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto) based on any federal, state, local or foreign law or other statutory regulation, including, without limitation, securities, environmental and commercial law or other statutory regulation, which arises under common law or at equitable cause or on contract or otherwise on account of or in connection with any matter or thing or any action or failure to act by the Indemnitees, or any of them, arising out of or relating to the Loan Documents or any agreement or instrument contemplated by the Loan Documents, except to the extent such liability arises from the willful misconduct or gross negligence of any of the Indemnitees (collectively, the "Indemnified Matters"). Upon receiving knowledge of any suit, claim, demand or any other matter asserted by any Person that the Agent or any Lender believes is covered by this indemnity, the Agent or such Lender shall give the Borrower notice of the matter and an opportunity to defend it, at the Borrower's sole cost and expense, with legal counsel reasonably satisfactory to the Agent and the Lenders. The Agent or the Lenders may also require the Borrower to defend the matter. The obligations of the Borrower under this SECTION 12.3 shall survive the payment and performance of the Obligations and the termination of this Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this SECTION 12.3 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

        12.4 NOTICES.

            (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery, except that notices pursuant to SECTIONS 2 or 10 of this Agreement shall not be effective until actually received by the Agent.


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            (c) The Borrower and the Lenders acknowledge and agree that any agreement of the parties to receive certain notices by telephone and facsimile is for their mutual benefit and convenience. Any party shall be entitled to rely on the authority of any Person purporting to be a Person authorized by any other party to give such notice and the party relying on such authorization shall not have any liability to any other Person on account of any action taken or not taken by such party in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent of a confirmation which is at variance with the terms understood by the Agent to be contained in the telephonic or facsimile notice.

        12.5 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

        12.6 COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto or thereto, delivery of each such counterpart to the Agent, and notification thereof by the Agent has been received by the Borrower and the Lenders.

        12.7 COSTS AND EXPENSES. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated, and in addition to costs and expenses required to be paid at Closing under SECTION 4.1 of this Agreement:

            (a) pay or reimburse Comerica (including in its capacity as the Agent) within thirty (30) days after demand for all costs and expenses incurred by Comerica (including in its capacity as the Agent) in connection with the preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Loan Document and any other documents prepared in connection herewith (including any commitment letter and related documents preceding this Agreement) or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by Comerica or Documentation Agent as to any amendments, supplements, waivers, or modifications, (including in its capacity as the Agent) with respect hereto and thereto;

            (b) pay or reimburse the Agent and each Lender within thirty (30) days after demand for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding


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or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by the Agent and any Lender; and

            (c) pay or reimburse Comerica (including in its capacity as the Agent) within thirty (30) days after demand for all reasonable audit, environmental inspection and review, search and filing, registration and recording, costs, fees and expenses, incurred or sustained by Comerica (including in its capacity Agent) in connection with the matters referred to under clauses (A) and (B) of this SECTION 12.7 of this Agreement.

        12.8 RELIANCE BY LENDERS. All covenants, agreements, representations and warranties made herein by the Borrower shall, notwithstanding any investigation by the Lenders or the Agent be deemed to be material to and to have been relied upon by the Lenders.

        12.9 NO SET-OFFS BY BORROWER. All sums payable by the Borrower pursuant to this Agreement, the Notes or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever; provided, however, that notwithstanding the requirement that all payments be made without set-off or reduction, if any invoice by the Agent for interest, loan fees or letter of credit commissions incorrectly states that the Borrower owes an amount greater than the amount actually due, the Borrower pays the amount due on such invoice and then such error is corrected by Agent or determined as having been made by a court having jurisdiction pursuant to the terms of this Agreement, then the Borrower may apply the amount of such overpayment toward future payments due hereunder or, in the event no further payments will fall due hereunder, recover such overpayment from the Lenders.

        12.10 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

        12.11 HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        12.12 SEVERABILITY. Whenever possible, each provision of this Agreement, the Notes and each of the other Loan Documents shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable under the applicable law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

        12.13 NO THIRD PARTIES BENEFITTED. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders and the Agent, and their permitted successors and assigns, and except as otherwise expressly provided in this Agreement, no other

Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

        12.14 RELATIONSHIP OF PARTIES. The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other, is, and at all times shall remain, solely that of a borrower and lenders. Neither the Lenders nor the Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by the Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Agent in connection with such matters is solely for the protection of the Lenders and the Agent and neither the Borrower nor any of their Affiliates is entitled to rely thereon.

        12.15 TIME. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

        12.16 WAIVER OF PUNITIVE DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE BORROWER HEREBY AGREES THAT IT SHALL NOT SEEK FROM THE LENDERS OR THE AGENT PUNITIVE DAMAGES UNDER ANY THEORY OF LIABILITY.

        12.17 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

        12.18 PERSONAL JURISDICTION. THE BORROWER THE AGENT, LENDER AND ALL ASSIGNEES AND PARTICIPANTS HEREBY IRREVOCABLY AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OF THE AGREEMENTS, DOCUMENTS OR INSTRUMENTS DELIVERED IN CONNECTION HEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA IN THE NORTHERN DISTRICT OF CALIFORNIA AS THE AGENT MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, ACCEPTS AND CONSENTS TO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND AGREES

THAT SUCH JURISDICTION SHALL BE EXCLUSIVE, UNLESS WAIVED BY THE AGENT IN WRITING, WITH RESPECT TO ANY ACTION OR PROCEEDING BROUGHT HEREUNDER BY THE BORROWER AGAINST THE AGENT OR ANY LENDER. THE PARTIES HEREBY WAIVE, TO THE FULL EXTENT PERMITTED BY LAW, ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS.

        12.19 WAIVER OF JURY TRIAL. THE BORROWER, EACH LENDER AND THE AGENT, HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OF THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

        WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

        BORROWER

                             S3 INCORPORATED,
                             a Delaware corporation


                             By:   /s/ Walter D. Amaral
                                -------------------------------
                                Name: Walter D. Amaral
                                Title: CFO and Treasure


                             Notices to be sent to:

                             S3 INCORPORATED
                             2801 Mission College Boulevard
                             P.O. Box 58058
                             Santa Clara, California 95052-8058
                             Attn:  Dale Lindly, Controller

                             Telephone: (408) 588-8659
                             Facsimile: (408) 367-7323


                             With a copy to:

                             Andrea A. Wirum, Esq.
                             Pillsbury, Madison & Sutro LLP
                             235 Montgomery Street, Room 1485
                             San Francisco, CA 94104

AGENT                        COMERICA BANK - CALIFORNIA



                             By:   /s/ Alan Jepsen
                                -------------------------------
                                Alan Jepsen,
                                Vice President and Assistant
                                     Manager

                             Agent's Payment Office:

                             COMERICA BANK - CALIFORNIA
                             55 Almaden Boulevard
                             San Jose, California 95113
                             Attn:  Alan Jepsen, Vice President
                             and Assistant Manager

                             ABA No. 121137522
                             Account No.: 2158590010

                             Notices to be sent to:

                             COMERICA BANK - CALIFORNIA
                             55 Almaden Boulevard
                             San Jose, California 95113
                             Attn:  Alan Jepsen, Vice President
                             and Assistant Manager

                             Telephone: (408) 291-6628
                             Facsimile: (408) 271-4021

                             With a copy to:

                             Cooley Godward LLP
                             One Maritime Plaza, 20th Floor
                             San Francisco, California  94111
                             Attn:  Joseph A. Scherer, Esq.
                             Telephone:  (415) 693-2000
                             Telecopy:   (415) 951-3699

DOCUMENTATION AGENT          FLEET NATIONAL BANK



                             By:   /s/ Mathew M. Glauninger
                                -------------------------------
                                Mathew M. Glauninger,
                                Vice President


                             Notices to be sent to:

                             FLEET NATIONAL BANK
                             Mail Stop MABOF04M
                             75 State Street
                             Boston, Massachusetts 02109
                             Attn: Mathew M. Glauninger, Vice
                             President

                             Telephone: (617) 346-1563
                             Facsimile: (617) 346-1633


                             With a copy to:

                             Hinckley, Allen & Snyder
                             28 State Street
                             Boston, Massachusetts 02109

                             Attn: Mac Farmer III
                             Telephone: (617) 345-9000
                             Telecopy: (617) 345-9020

LENDERS                      COMERICA BANK - CALIFORNIA


                             By:   /s/ Alan Jepsen
                                -------------------------------
                                Alan Jepsen,
                                Vice President and Assistant
                                Manager

                             By:
                                -------------------------------
                                Name:
                                Title:


                             Domestic Lending Office:

                             COMERICA BANK - CALIFORNIA
                             55 Almaden Boulevard
                             San Jose, California 95113
                             Attn:  Alan Jepsen, Vice President
                             and Assistant Manager

                             Telephone: (408) 291-6628
                             Facsimile: (408) 271-4021

                             Notices to be sent to:

                             COMERICA BANK - CALIFORNIA
                             55 Almaden Boulevard
                             San Jose, California 95113
                             Attn:  Alan Jepsen, Vice President
                             and Assistant Manager

                             Telephone: (408) 291-6628
                             Facsimile: (408) 271-4021

                             FLEET NATIONAL BANK



                             By:   /s/ Mathew M. Glauninger
                                -------------------------------
                                Mathew M. Glauninger,
                                Vice President


                             Domestic Lending Office:

                             FLEET NATIONAL BANK
                             Mail Stop MABOF04M
                             75 State Street
                             Boston, Massachusetts 02109
                             Attn: Mathew M. Glauninger

                             Telephone: (617) 346-1563
                             Facsimile: (617) 346-1633


                             Notices to be sent to:

                             FLEET NATIONAL BANK
                             Mail Stop MABOF04M
                             75 State Street
                             Boston, Massachusetts 02109
                             Attn: Mathew M. Glauninger

                             Telephone: (617) 346-1563
                             Facsimile: (617) 346-1633

           THE SUMITOMO TRUST & BANKING CO., LTD., LOS ANGELES AGENCY



                             By:   /s/ Ninoos Y. Benjamin
                                -------------------------------
                                Ninoos Y. Benjamin
                                Vice President and Manager

                             Domestic Lending Office:

           THE SUMITOMO TRUST & BANKING CO., LTD., LOS ANGELES AGENCY
                             333 So. Grand Ave., Ste. 5300
                             Los Angeles, CA 90071
                             Attn:  Ninoos Y. Benjamin, Vice
                             President and Manager

                             Telephone: (213) 229-2104
                             Facsimile: (213) 613-1083

                             Notices to be sent to:

           THE SUMITOMO TRUST & BANKING CO., LTD., LOS ANGELES AGENCY
                             333 So. Grand Ave., Ste. 5300
                             Los Angeles, CA 90071
                             Manager, Credit Administration Department
                             Telephone: (213) 629-3191
                             Facsimile: (213) 628-2719

                             cc:    Ninoos Y. Benjamin, Vice
                                    President and Manager
                                    Telephone: (213) 229-2104
                                    Facsimile: (213) 613-1083

                                  SCHEDULE 1.0


                                     REVOLVING LOAN FACILITY
                                ---------------------------------
                                  COMMITMENT       Pro Rata Share
                                --------------     --------------
COMERICA BANK - CALIFORNIA      $30,000,000.00         40.0000000%
FLEET NATIONAL BANK             $25,000,000.00         33.3333334%
THE SUMITOMO TRUST & BANKING    $20,000,000.00         26.6666666%
CO., LTD., LOS ANGELES AGENCY
                                --------------     --------------
Total                           $75,000,000.00        100.0000000%
                                ==============     ==============

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
SECTION 1.     DEFINITIONS.................................................................  1
        1.1    Defined Terms...............................................................  1
        1.2    Accounting Terms............................................................ 16
        1.3    Other Terms................................................................. 17
        1.4    Performance; Time........................................................... 17
        1.5    Laws........................................................................ 17
        1.6    Rounding.................................................................... 17
        1.7    Schedules and Exhibits...................................................... 18

SECTION 2.     THE CREDIT - AMOUNT AND TERMS............................................... 18
        2.1    Amounts and Terms of Commitments............................................ 18
               2.1.1  Revolving Credit Facility............................................ 18
               2.1.2  Letter of Credit Subfacility......................................... 20
        2.2    Notes....................................................................... 23
        2.3    Repayment of the Loans...................................................... 23
        2.4    Payment of Interest on the Loans............................................ 23
        2.5    Procedure for the Borrowing of Loans........................................ 24
        2.6    Conversion and Continuation Elections....................................... 25
        2.7    Voluntary Reduction in Aggregate Commitments................................ 26
        2.8    Fees........................................................................ 27
        2.9    Calculation of Interest and Fees............................................ 28
        2.10   Payments.................................................................... 28
        2.11   Payment on Non-Business Days................................................ 28
        2.12   Application of Payments..................................................... 28
        2.13   Distribution of Payments.................................................... 28
        2.14   Agent's Right to Assume Funds Available for Loans........................... 29
        2.15   Agent's Right to Assume Payments Will be Made by the Borrower............... 29

SECTION 3.     TAXES, YIELD PROTECTION AND ILLEGALITY...................................... 29
        3.1    Taxes....................................................................... 29
        3.2    Illegality.................................................................. 33
        3.3    Increased Costs............................................................. 33
        3.4    Inability to Determine Rates................................................ 34
        3.5    Prepayment of LIBOR Loans................................................... 34
        3.6    Capital Requirements........................................................ 34
        3.7    Certificates of Lenders..................................................... 35

SECTION 4.     CONDITIONS PRECEDENT TO LOANS............................................... 35
        4.1    First Loan.................................................................. 35
        4.2    All Loans................................................................... 38


                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                          PAGE
                                                                                          ----
SECTION 5.     BORROWER'S REPRESENTATIONS AND WARRANTIES................................... 39
        5.1    Existence and Power......................................................... 39
        5.2    Loan Documents and Notes Authorized; Binding Obligations.................... 39
        5.3    No Conflict................................................................. 39
        5.4    Subsidiaries; Capital Structure............................................. 40
        5.5    Financial Condition......................................................... 40
        5.6    Litigation.................................................................. 40
        5.7    Consents and Approvals...................................................... 40
        5.8    Solvency.................................................................... 41
        5.9    Employment and Labor Agreements............................................. 41
        5.10   Agreements with Affiliates and Other Agreements............................. 41
        5.11   ERISA....................................................................... 41
        5.12   Labor Matters............................................................... 42
        5.13   Margin Regulations.......................................................... 42
        5.14   Taxes....................................................................... 42
        5.15   Trademarks, Patents, Copyrights and Licenses................................ 42
        5.16   No Brokers.................................................................. 43
        5.17   Full Disclosure............................................................. 43
        5.18   Other Regulations........................................................... 43
        5.19   Hazardous Materials......................................................... 43

SECTION 6.     BORROWER'S AFFIRMATIVE COVENANTS............................................ 44
        6.1    Records and Reports......................................................... 44
        6.2    Corporate Rights; Facilities; Conduct of Business........................... 47
        6.3    Insurance................................................................... 47
        6.4    Taxes and Other Liabilities................................................. 47
        6.5    Inspection Rights; Assistance............................................... 48
        6.6    Compliance With Laws........................................................ 48
        6.7    Material Agreements......................................................... 48
        6.8    Supplemental Disclosure..................................................... 48
        6.9    Environmental Condition, Investigations and Indemnification................. 48
        6.10   Enforcement of Covenants Not to Compete..................................... 49
        6.11   Further Assurances.......................................................... 49

SECTION 7.     BORROWER'S NEGATIVE COVENANTS............................................... 49
        7.1    Liens; Negative Pledges..................................................... 49
        7.2    Investments................................................................. 50
        7.3    Limitations on Indebtedness; Contingent Obligations......................... 51


                                       ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                          PAGE
                                                                                          ----
        7.4    Employee Loans and Executive Compensation................................... 51
        7.5    Operating Leases............................................................ 52
        7.6    Capital Expenditures........................................................ 52
        7.7    Restriction on Fundamental Changes.......................................... 52
        7.8    Transactions with Affiliates................................................ 52
        7.9    Maintenance of Business..................................................... 53
        7.10   Events of Default........................................................... 53
        7.11   ERISA....................................................................... 53
        7.12   No Use of any Lender's Name................................................. 53
        7.13   Negative Pledge Clauses..................................................... 53

SECTION 8.     FINANCIAL COVENANTS OF BORROWER............................................. 54
        8.1    Minimum Effective Tangible Net Worth........................................ 54
        8.2    Minimum Quick Ratio......................................................... 54
        8.3    Profitable Operations....................................................... 54
        8.4    Maximum Consolidated Leverage Ratio......................................... 54
        8.5    Maximum Other Assets........................................................ 54

SECTION 9.     EVENTS OF DEFAULT AND REMEDIES.............................................. 54
        9.1    Events of Default........................................................... 54
        9.2    Waiver of Default........................................................... 57
        9.3    Remedies.................................................................... 57
        9.4    Set-Off..................................................................... 58
        9.5    Sharing of Payments......................................................... 58
        9.6    Rights and Remedies Cumulative.............................................. 58

SECTION 10.    AGENT....................................................................... 58
        10.1   Appointment and Authorization............................................... 58
        10.2   Delegation of Duties........................................................ 59
        10.3   Liability of Agent.......................................................... 59
        10.4   Reliance by Agent........................................................... 59
        10.5   Notice of Default........................................................... 60
        10.6   Non-Reliance................................................................ 60
        10.7   Indemnification............................................................. 61
        10.8   Agent in Individual Capacity................................................ 62
        10.9   Successor Agent............................................................. 62
        10.10  Documentation Agent......................................................... 62

SECTION 11.    AMENDMENTS AND WAIVERS; ASSIGNMENTS, PARTICIPATION, ETC..................... 62
        11.1   Amendments and Waivers...................................................... 62


                                      iii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                          PAGE
                                                                                          ----
        11.2   Assignments, Participation, Etc............................................. 63

SECTION 12.    MISCELLANEOUS............................................................... 66
        12.1   No Waiver by Agent or Lenders............................................... 66
        12.2   Entire Agreement; Construction.............................................. 66
        12.3   Indemnification............................................................. 66
        12.4   Notices..................................................................... 67
        12.5   Notification of Addresses, Lending Offices, Etc............................. 67
        12.6   Counterparts................................................................ 68
               12.7   Costs and Expenses................................................... 68
        12.8   Reliance by Lenders......................................................... 68
        12.9   No Set-Offs by Borrower..................................................... 68
        12.10  Successors and Assigns...................................................... 69
        12.11  Headings.................................................................... 69
        12.12  Severability................................................................ 69
        12.13  No Third Parties Benefitted................................................. 69
        12.14  Relationship of Parties..................................................... 69
        12.15  Time........................................................................ 70
        12.16  Waiver of Punitive Damages.................................................. 70
        12.17  Governing Law............................................................... 70
        12.18  Personal Jurisdiction....................................................... 70
        12.19  Waiver of Jury Trial........................................................ 70


                                       iv.

                                INDEX OF EXHIBITS

Exhibit A                                   -      Form of Note
Exhibit B                                   -      Form of Borrowing Base Certificate
Exhibit C                                   -      Form of Borrowing Notice
Exhibit D                                   -      Form of Compliance Certificate
Exhibit E                                   -      Form of Conversion/Continuation Notice
Exhibit F                                   -      Form of Non-Bank Lender Tax Certificate
Exhibit G                                   -      Form of Assignment and Acceptance

                               INDEX OF SCHEDULES

Schedule 1.0                                -      Commitments
Schedule 1.1                                -      Principal Contracts and Joint Ventures
Schedule 5.1                                -      List of States
Schedule 5.4                                -      Affiliates; Capital Structure
Schedule 5.6                                -      Litigation
Schedule 5.7                                -      Required Consents
Schedule 5.9                                -      Employment and Labor Agreements
Schedule 5.10                               -      Contracts with Affiliates
Schedule 5.11                               -      Employee Benefit Plans
Schedule 5.15                               -      Trademarks, Patents and Copyrights
Schedule 7.1                                -      Existing Liens
Schedule 7.2(a)                             -      Existing Investments
Schedule 7.2(b)                             -      Investment Policy
Schedule 7.3                                -      Existing Indebtedness
Schedule 7.4                                -      Loans to Officers and Employees
Schedule 7.8                                -      Transactions with Affiliates


                                       v.